EXHIBIT 10.1

Published Transaction CUSIP Number: 03820KAH0
Published Revolver CUSIP Number: 03820KAJ6
Published Term Loan CUSIP Number: 03820KAK3

CREDIT AGREEMENT

among

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
as Borrower

THE LENDERS NAMED HEREIN
as Lenders

and

KEYBANK NATIONAL ASSOCIATION
as Administrative Agent, Swing Line Lender and Issuing Lender

KEYBANC CAPITAL MARKETS, INC.
as Joint Lead Arranger and Sole Book Runner

U.S. BANK NATIONAL ASSOCIATION
PNC BANK, NATIONAL ASSOCIATION
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers and Co-Syndication Agents

BRANCH BANKING AND TRUST COMPANY
FIFTH THIRD BANK
as Joint Lead Arrangers and Co-Documentation Agents

____________________

dated as of
January 31, 2018
_____________________

Page

Page

Page

Page

Section 10.17.	General Limitation of Liability	104
Section 10.18.	No Duty	104
Section 10.19.	Legal Representation of Parties	104
Section 10.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	105
Section 10.21.	Governing Law; Submission to Jurisdiction	105

Jury Trial Waiver	Signature Page 1

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Term Note
Exhibit D	Form of Notice of Loan
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U. S. Federal Income Tax Purposes)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 2.2	Existing Letters of Credit
Schedule 5.9	Liens
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualifications
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.10	Employee Benefits Plans
Schedule 6.15	Material Agreements

This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 31st day of January, 2018 among:

(a)    APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (the “Borrower”);

(b)    the lenders listed on Schedule 1 hereto and each other Eligible Assignee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.10(b) or 10.9 hereof (collectively, the “Lenders” and, individually, each a “Lender”); and

(c)    KEYBANK NATIONAL ASSOCIATION, a national banking association, as the administrative agent for the Lenders under this Agreement (the “Administrative Agent”), the Swing Line Lender and the Issuing Lender.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to the Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.10(b)(i) hereof.

“Additional Lender” means an Eligible Assignee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.10(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to the Administrative Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.10(b)(ii) hereof.

“Additional Term Loan Facility” means that term as defined in Section 2.10(b)(i) hereof.

“Additional Term Loan Facility Amendment” means that term as defined in Section 2.10(c)(ii) hereof.

“Administrative Agent” means that term as defined in the first paragraph of this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender (a) prior to an Equalization Event, in respect of the Applicable Debt, if such payment results in that Lender having less than its pro rata share (based upon its Applicable Commitment Percentage) of the Applicable Debt then outstanding, and (b) on and after an Equalization Event, in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Equalization Percentage) of the Obligations then outstanding.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” means that term as defined in Section 9.17(b) hereof.

“Agreement” means that term as defined in the first paragraph of this agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Companies from time to time concerning or relating to bribery or corruption (including, without limitation, the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd 1, et seq.), as amended, and the rules and regulations thereunder).

“Applicable Commitment Percentage” means, for each Lender:

(a)    with respect to the Revolving Credit Commitment, the percentage, if any, set forth opposite such Lender’s name under the column headed “Revolving Credit Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 10.9 hereof; and

(b)    with respect to the Term Loan Commitment (or the Term Loan if the Term Loan Commitment is no longer in effect), the percentage, if any, set forth opposite such Lender’s name under the column headed “Term Loan Commitment Percentage”, as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 10.9 hereof.

“Applicable Debt” means:

(a)    with respect to the Revolving Credit Commitment, collectively, (i) all Indebtedness incurred by the Borrower to the Revolving Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on all Revolving Loans and all Swing Loans and all obligations with respect to Letters of Credit, (ii) each extension, renewal or refinancing of the foregoing, in whole or in part, (iii) the commitment, prepayment and other fees and amounts payable hereunder in connection with the Revolving Credit Commitment, and (iv) all Related Expenses incurred in connection with the foregoing; and

(b)    with respect to the Term Loan Commitment, collectively, (i) all Indebtedness incurred by the Borrower to the Term Lenders pursuant to this Agreement and the other Loan Documents, and includes, without limitation, the principal of and interest on the Term Loan, (ii) each extension, renewal or refinancing of the foregoing in whole or in part, (iii) all prepayment and other fees and amounts payable hereunder in connection with the Term Loan Commitment, and (iv) all Related Expenses incurred in connection with the foregoing.

“Applicable Facility Fee Rate” means:

(a)    for the period from the Closing Date through May 31, 2018, twenty (20.00) basis points; and

(b)    commencing with the Consolidated financial statements of the Borrower for the fiscal quarter ending March 31, 2018, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Facility Fee Rate
Greater than or equal to 3.50 to 1.00	20.00 basis points
Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	17.50 basis points
Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	15.00 basis points
Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	12.50 basis points
Less than 1.25 to 1.00	10.00 basis points

The first date on which the Applicable Facility Fee Rate is subject to change is June 1, 2018. From and after June 1, 2018, changes to the Applicable Facility Fee Rate shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of the Companies. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Facility Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a different Applicable Facility Fee Rate for any period (an “Applicable Facility Fee Period”) than the Applicable Facility Fee Rate applied for such Applicable Facility Fee Period, then (A) if the recalculated Applicable Facility Fee Rate is higher for such Applicable Facility Fee Period, (1) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Facility Fee Period, (2) the Applicable Facility Fee Rate shall be determined based on such corrected Compliance Certificate, and (3) the Borrower shall promptly pay to the Administrative Agent, for the pro rata benefit of the Lenders, the accrued additional fees owing as a result of such increased Applicable Facility Fee Rate for such Applicable Facility Fee Period, and (B) if the recalculated Applicable Facility Fee Rate is lower for such Applicable Facility Fee Period, neither the Administrative Agent nor any Lender shall have any obligation to repay any fees to the Borrower; provided that, if such inaccuracy affects more than one Applicable Facility Fee Period, and the recalculated Applicable Facility Fee Rate is higher in one or more such Applicable Facility Fee Periods and lower in one or more such Applicable Facility Fee Periods, then the amount payable by the Borrower pursuant to this subpart (B) with respect to all such affected Applicable Facility Fee Periods shall be based on the excess, if any, of the recalculated Applicable Facility Fee Rates for all such affected Applicable Facility Fee Periods over the amounts actually paid for such Applicable Facility Fee Periods.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means:

(a)    for the period from the Closing Date through May 31, 2018, (i) one hundred eighty (180.00) basis points for Revolving Loans that are Eurodollar Loans, (ii) eighty (80.00) basis points for Revolving Loans that are Base Rate Loans, (iii) two hundred (200.00) basis points for portions of the Term Loan that are Eurodollar Loans, and (iv) one hundred (100.00) basis points for portions of the Term Loan that are Base Rate Loans; and

(b)    commencing with the Consolidated financial statements of the Borrower for the fiscal quarter ending March 31, 2018, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal period, and, thereafter, as set forth in each successive Compliance Certificate, as provided below:

Leverage Ratio	Applicable Basis Points for Revolving Loans that are Eurodollar Loans	Applicable Basis Points for Revolving Loans that are Base Rate Loans	Applicable Basis Points for Portions of the Term Loan that are Eurodollar Loans	Applicable Basis Points for Portions of the Term Loan that are Base Rate Loans
Greater than or equal to 3.50 to 1.00	180.00	80.00	200.00	100.00
Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	157.50	57.50	175.00	75.00
Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	135.00	35.00	150.00	50.00
Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	112.50	12.50	125.00	25.00
Less than 1.25 to 1.00	90.00	0.00	100.00	0.00

The first date on which the Applicable Margin is subject to change is June 1, 2018. From and after June 1, 2018, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which the Administrative Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of the Companies. The above pricing matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of the Administrative Agent and the Lenders to charge the Default Rate, or the rights and remedies of the Administrative Agent and the Lenders pursuant to Articles VII and VIII hereof. Notwithstanding anything herein to the contrary, (i) during any period when the Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type, regardless of the Leverage Ratio at such time, and (ii) in the event that any financial information or certification provided to the Administrative Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) if the recalculated Applicable Margin is higher for such Applicable Margin Period, (1) the Borrower shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Margin Period, (2) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (3) the Borrower shall promptly pay to the Administrative Agent, for the pro rata benefit of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period, and (B) if the recalculated Applicable Margin is lower for such Applicable Margin Period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest to the Borrower; provided that, if such inaccuracy affects more than one Applicable Margin Period, and the recalculated Applicable Margin is higher in one or more such Applicable Margin Periods and lower in one or more such Applicable Margin Periods, then the amount payable by the Borrower pursuant to this subpart (B) with respect to all such affected Applicable Margin Periods shall be based on the excess, if any, of the recalculated Applicable Margins for all such affected Applicable Margin Periods over the amounts actually paid for such Applicable Margin Periods.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9 hereof), and accepted by the Administrative Agent, in substantially the form of the attached Exhibit F, or any other form approved by the Administrative Agent.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to the Administrative Agent) to handle certain administrative matters in connection with this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) one‑half of one percent (.50%) in excess of the Federal Funds Effective Rate, and (c) one hundred (100.00) basis points in excess of the London interbank offered rate for loans in Eurodollars for a period of one month (or, if such day is not a Business Day, such rate as calculated on the most recent Business Day). Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate. Notwithstanding the foregoing, if at any time the Base Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph of this Agreement.

“Borrower Investment Policy” means the investment policy of the Borrower provided to the Administrative Agent and the Lenders prior to the Closing Date, as the same may be amended by the Borrower from time to time with prior written notice to the Administrative Agent and the Lenders.

“Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, in addition, if the applicable Business Day relates to a Eurodollar Loan, is a day of the year on which dealings in Dollar deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, (a) for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company, or (b) as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender, as collateral for any Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of any Letter of Credit Exposure, cash or deposit account balances, or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender. For the purposes of this Agreement, “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CFC” means a Controlled Foreign Corporation, as such term is defined in Section 957 of the Code.

“Change in Control” means:

(a)    the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Exchange Act), of shares representing more than thirty-three percent (33%) of the aggregate ordinary Voting Power represented by the issued and outstanding equity interests of the Borrower;

(b)    if, at any time during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board of directors on the first day of such period, (ii) whose election or nomination to that board of directors was approved by individuals referred to in subpart (i) above that constituted, at the time of such election or nomination, at least a majority of that board of directors, or (iii) whose election or nomination to that board of directors was approved by individuals referred to in subparts (i) and (ii) above that constituted, at the time of such election or nomination, at least a majority of that board of directors; or

(c)    the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Act and all requests, rules, guidelines or directives thereunder, or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” means the Closing Fee Letter between the Borrower and the Administrative Agent, dated as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” means the obligation hereunder of the Lenders, (a) during the Commitment Period, to make Revolving Loans and to participate in Swing Loans and the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, and (b) to make the Term Loan pursuant to the Term Loan Commitment; up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is thirty (30) days prior to the last day of the Commitment Period.

“Commitment Period” means the period from the Closing Date to January 30, 2023, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, together with the rules and regulations promulgated thereunder.

“Communications” means, that term as defined in Section 9.17(b) hereof.

“Companies” means the Borrower and all Subsidiaries.

“Company” means the Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit E.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to the Administrative Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or such Lender not permitted by this Agreement, (b) was available to the Administrative Agent or such Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender, or (c) becomes available to the Administrative Agent or such Lender on a nonconfidential basis from a Person other than any Company that is not, to the best knowledge of the Administrative Agent or such Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to the Administrative Agent or such Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition (or Disposition), the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition (or Disposition).

“Consolidated” means the resultant consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis:

(a)    Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of:

(i)    Consolidated Interest Expense, including, to the extent not already captured therein, (a) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and (b) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any securitization facility permitted under this Agreement;

(ii)    Consolidated Income Tax Expense;

(iii)    Consolidated Depreciation and Amortization Charges;

(iv)    to the extent that the Borrower expenses such charges, Consolidated stock option expenses up to an aggregate amount of Five Million Dollars ($5,000,000) per fiscal year of the Borrower;

(v)    expenses (to the extent reasonably documented) in connection with the Transactions incurred or expensed no later than four months after the Closing Date in an aggregate amount not to exceed Twenty Million Dollars ($20,000,000);

(vi)    prepayment premiums, make-whole amounts and similar costs (if any) paid on account of the refinancing of (A) the Borrower’s senior notes existing as of the Closing Date, and (B) other Indebtedness existing as of the Closing Date in connection with the Transaction;

(vii)    for the fiscal quarters of the Borrower ending March 31, 2018, June 30, 2018, September 30, 2018 and December 31, 2018, the full pro forma “run rate” cost savings and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower, as certified by an Authorized Officer of the Borrower in the Compliance Certificate required by Section 5.3(e) to be delivered in connection with the financial statements for such period) related to the Transactions, prior to, on or after the Closing Date; provided that (A) substantial steps toward the action necessary to realize such Expected Cost Savings are taken or expected to be taken within twelve (12) months after the Closing Date, and (B) the aggregate amount of all such Expected Cost Savings added back in reliance on this subpart (vii) shall not exceed an amount equal to Ten Million Dollars ($10,000,000) for all periods;

(viii)    non-capitalized transaction fees and expenses relating to the integration of FCX during the fiscal years of the Borrower ending June 30, 2018, June 30, 2019 and June 30, 2020, in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) for all periods;

(ix)     other amounts for items similar to the categories set forth in the foregoing subparts (vii) and (viii) incurred in connection with a material Acquisition, in each case as agreed to by the Administrative Agent in its commercially reasonable discretion;

(x)    all other non-cash charges and related tax effects thereon (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period);

(xi)    unusual, non-recurring or extraordinary losses or charges and related tax effects thereon, in an aggregate amount not to exceed five percent (5%) of Consolidated EBITDA as calculated pursuant to this definition without reference to this clause (xi); and

(xii)    indemnification or insurance payments (not already included in Consolidated Net Earnings) received in cash by a Company from third parties for charges, losses, expenses (including litigation expenses, fees and charges) or write offs that previously reduced Consolidated Net Earnings and were never added back to Consolidated EBITDA; minus

(b)     to the extent included in Consolidated Net Earnings for such period, non-cash gains and related tax effects thereon, and unusual, non-recurring or extraordinary gains and related tax effects thereon;

provided that, for any period during which (1) an Acquisition is made pursuant to Section 5.13 hereof with Consideration in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) or (2) a Disposition with Consideration in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) occurs, Consolidated EBITDA shall be recalculated to include (or exclude, as applicable) the “EBITDA” of the acquired company or attributable to the disposed assets (in each case, with appropriate pro forma adjustments acceptable to the Administrative Agent and calculated on the same basis as set forth in this definition).

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of the Borrower, as determined on a Consolidated basis.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Earnings” means, for any period, the net income (loss) of the Borrower for such period, as determined on a Consolidated basis.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of the Borrower, determined as of such date on a Consolidated basis.

“Consolidated Total Assets” means, at any date, an amount equal to the total assets of the Borrower, as determined on a Consolidated basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment or renewal) by the Issuing Lender of a Letter of Credit.

“Credit Party” means the Borrower, and any Subsidiary or other Affiliate of the Borrower that is a Guarantor of Payment.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, from time to time in effect.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if required hereunder, all of the Lenders) in writing, or cured to the satisfaction of the Administrative Agent prior to becoming an actual Event of Default.

“Default Rate” means (a) with respect to any Loan or other Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Defaulting Lender” means, subject to Section 10.10(b) hereof, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations under this Agreement, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this subpart (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its assets, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of subparts (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.10(b) hereof) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Line Lender and each Lender.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Disposition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the transfer or other disposition of (a) in excess of fifty percent (50%) of the stock (or other equity interest) or (b) all or substantially all of the assets of any Company, or any business unit or division of any Company.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” or the $ sign means lawful currency of the United States.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party or the direct or indirect equity holder of a Credit Party, (b) has aggregate assets of less than Two Million Five Hundred Thousand Dollars ($2,500,000) and aggregate investments by the Companies of less than Two Million Five Hundred Thousand Dollars ($2,500,000), and (c) has no direct or indirect Subsidiaries with aggregate assets, for such Company and all such Subsidiaries, of more than Two Million Five Hundred Thousand Dollars ($2,500,000).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in subpart (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in subparts (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.9(b)(iii), (v) and (vi) hereof (subject to such consents, if any, as may be required under Section 10.9(b)(iii) hereof).

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equalization Event” means the earlier of (a) the occurrence of an Event of Default under Section 7.10 hereof, or (b) the acceleration of the maturity of the Obligations after the occurrence of an Event of Default.

“Equalization Maximum Amount” means that term as defined in Section 8.5(b)(i) hereof.

“Equalization Percentage” means that term as defined in Section 8.5(b)(ii) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a significant risk of the imposition of an excise tax in a material amount or any other material liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that, in either case, could result in material liability to a Controlled Group member; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 412(c)(4) or ERISA Section 302(c)(4); (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which 30-day notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively) which results or is likely to result in a material liability to a Company; (f) the plan actuary for a Multiemployer Plan has certified to the plan sponsor and the Secretary of the Department of Treasury that the Multiemployer Plan is in endangered status or critical status as defined in Section 432 of the Code; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k) if such failure is reasonably likely to result in a material liability; (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan if such failure is reasonably likely to result in a material liability; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits, and such action or suit could reasonably be expected to have a Material Adverse Effect; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement medical benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, except for limited benefits in connection with a severance arrangement or benefits for retired senior executives or directors of a Company.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor entity), as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which the Borrower shall pay interest at the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed as the London interbank offered rate, as published by Thomson Reuters or Bloomberg (or, if for any reason such rate is unavailable from Thomson Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Thomson Reuters or Bloomberg) for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period; by (b) 1.00 minus the Reserve Percentage. Notwithstanding the foregoing, if at any time the Eurodollar Rate as determined above is less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to a Recipient, any of the following Taxes imposed on or with respect to such Recipient or required to be withheld or deducted from a payment to such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in, or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which

(i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.6 or 10.3(c) hereof); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.2 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.2(c) hereof; and (d) any U.S. federal withholding Taxes imposed with respect to such Recipient pursuant to FATCA.

“Existing Letter of Credit” means that term as defined in Section 2.2(b)(vii) hereof.

“Extension” means that term as defined in Section 2.15(a) hereof.

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Credit Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.15 hereof, the Issuing Lender and the Swing Line Lender implementing an Extension in accordance with Section 2.15 hereof.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Closing Date (or any amended or successor version that is substantively comparable to and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCX” means FCX Group Holdings, LP, a Delaware limited partnership.

“FCX Acquisition” means the direct or indirect acquisition by the Borrower of all of the equity interests of FCX.

“FCX Acquisition Documents” means FCX Purchase Agreement and each other contract and agreement entered into in connection with, and delivered pursuant to, the FCX Acquisition.

“FCX Purchase Agreement” means that certain Agreement and Plan of Merger, dated January 8, 2018, by and among the Borrower, Fortress Merger Holding Sub LLC, Fortress Merger Sub LP, FCX Group Holdings, LP, FCX Group GP, LLC and Harvest Partners, LP.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, any vice president, chief financial officer, treasurer, assistant treasurer, controller or assistant controller. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, a State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s outstanding Letter of Credit Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment) with respect to Letters of Credit issued by the Issuing Lender, other than Letter of Credit Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Swing Line Exposure (to the extent of such Defaulting Lender’s Applicable Commitment Percentage of the Revolving Credit Commitment) made by such Swing Line Lender, other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funded Indebtedness” means, without duplication, the sum of (a) all Indebtedness for borrowed money, (b) all Capitalized Lease Obligations, and (c) all Indebtedness pursuant to letters of credit, synthetic lease and asset securitizations.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of the Borrower.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization exercising such functions, and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Person that shall execute and deliver a Guaranty of Payment (or Guaranty of Payment Joinder) to the Administrative Agent subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Guaranty of Payment Joinder” means each Guaranty of Payment Joinder, executed and delivered by a Guarantor of Payment for the purpose of adding such Guarantor of Payment as a party to a previously executed Guaranty of Payment.

“Indebtedness” means, for any Company (excluding in all cases trade payables payable in the ordinary course of business by such Company and all earn-out, take-or-pay or similar obligations to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) the fair value (as disclosed on the Borrower’s quarterly financial statements, prepared on a quarterly basis and reported to the SEC in 10-Q and 10-K reports) of all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management or hedging device, (e) all synthetic leases, (f) all Capitalized Lease Obligations, (g) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (j) any guaranty of any obligation described in subparts (a) through (i) above.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of the Borrower, on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by the Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the

Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as the Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that, if the Borrower shall fail to so select the duration of any Interest Period at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, the Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, (a) as to any Letter of Credit transaction hereunder, the Administrative Agent as issuer of the Letter of Credit, or, in the event that the Administrative Agent either shall be unable to issue or shall agree, with the consent of the Borrower, that another Revolving Lender may issue, a Letter of Credit, such other Revolving Lender as shall agree to issue the Letter of Credit in its own name, but in each instance on behalf of the Revolving Lenders hereunder, or (b) as to any Existing Letter of Credit, KeyBank.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means that term as defined in the first paragraph of this Agreement and, as the context requires, shall include the Issuing Lender and the Swing Line Lender.

“Lender Credit Exposure” means, for any Lender, at any time, the aggregate of such Lender’s respective pro rata shares of the Revolving Credit Exposure and the Term Loan Exposure.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by the Issuing Lender for the account of the Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) one year after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Issuing Lender, on behalf of the Revolving Lenders, to issue Letters of Credit in an aggregate face amount of up to Fifty Million Dollars ($50,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by the Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Letter of Credit Fee” means, with respect to any Letter of Credit, for any day, an amount equal to (a) the face amount of such Letter of Credit, multiplied by (b) the Applicable Margin for Revolving Loans that are Eurodollar Loans in effect on such day divided by three hundred sixty (360).

“Leverage Ratio” means, at any time, on a Consolidated basis, the ratio of (a) Net Indebtedness (as of the end of the most recently completed fiscal quarter of the Borrower), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of the Borrower).

“Leverage Ratio Step-Up Period” means a four consecutive fiscal quarter period of the Borrower that meets the following criteria: (a) a Material Acquisition Event shall have occurred during the first fiscal quarter of such period, and (b) by no later than thirty (30) days after the last day of the first fiscal quarter of such period, the Borrower shall have designated such period a “Leverage Ratio Step-Up Period” pursuant to a written notification to the Administrative Agent (and the Administrative Agent shall notify the Lenders of such designation promptly after receipt thereof from the Borrower); provided that (i) the designation of a Leverage Ratio Step-Up Period shall be available to the Borrower only after the Administrative Agent and the Lenders shall have received, with respect to each Acquisition that is a part of such Material Acquisition Event, (A) the historical financial statements of the target entity of such Acquisition, and (B) pro forma financial statements of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after (assuming implementation of the Leverage Ratio Step-Up Period) giving effect to such Acquisition, and (ii) the Borrower shall request no more than two such Leverage Ratio Step-Up Periods during the Commitment Period.

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, lease (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan, a Swing Loan, the Term Loan or, if applicable, any other loan made pursuant to an Additional Term Loan Facility.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, each Guaranty of Payment Joinder, all documentation relating to each Letter of Credit, the Administrative Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Mandatory Prepayment” means that term as defined in Section 2.12(c) hereof.

“Material Acquisition Event” means the date a Credit Party completes an Acquisition the Consideration for which is greater than or equal to Fifty Million Dollars ($50,000,000).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower, (b) the business, assets, operations or condition (financial or otherwise) of the Companies taken as a whole, (c) the material rights and remedies of the Administrative Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any material provision of any Loan Document to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Funded Indebtedness of any Company or the Companies equal to or in excess of the amount of Thirty Million Dollars ($30,000,000).

“Material Recovery Determination Notice” means that term as defined in Section 2.12(c)(ii) hereof.

“Material Recovery Event” means (a) any casualty loss in respect of assets of a Company covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of a Company by any Governmental Authority; provided that, in the case of either subpart (a) or (b) hereof, the Net Proceeds received by the Companies from such loss, transfer or taking exceeds Ten Million Dollars ($10,000,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to (a) decreases pursuant to Section 2.10(a) hereof, (b) increases pursuant to Section 2.10(b) hereof, (c) decreases of the Term Loan (and, if applicable, any Additional Term Loan facility) by virtue of principal payments made, and (d) assignments of interests pursuant to Section 10.9 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of an Issuing Lender shall exclude the Letter of Credit Commitment (other than its pro rata share thereof).

“Maximum Rate” means that term as defined in Section 2.4(e) hereof.

“Maximum Revolving Amount” means Two Hundred Fifty Million Dollars ($250,000,000), as such amount may be increased pursuant to Section 2.10(b) hereof, or as may be decreased pursuant to Section 2.10(a) hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Indebtedness” means, at any time, the excess, if any, of (a) Indebtedness of the Companies as of such date, over (b) the Unrestricted Domestic Cash Amount as of such date;

provided, however, that, notwithstanding the actual amount of the Unrestricted Domestic Cash Amount, no more than Eighty Million Dollars ($80,000,000) of the Unrestricted Domestic Cash Amount may be used to calculate Net Indebtedness.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or cash equivalents, including (i) any cash or cash equivalents received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, and (ii) in the case of a Material Recovery Event, insurance proceeds, condemnation awards or similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Borrower and its Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower or its Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Consenting Lender” means that term as defined in Section 10.3(c) hereof.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note, the Swing Line Note or a Term Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit D.

“Obligations” means, collectively, (a) all Indebtedness and other obligations now owing or hereafter incurred by the Borrower to the Administrative Agent, the Swing Line Lender, the Issuing Lender, or any Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans, and all obligations of the Borrower or any other Credit Party pursuant to Letters of Credit; (b) each extension, renewal, consolidation or refinancing of any of the foregoing, in whole or in part; (c) the facility and other fees, and any prepayment fees, payable pursuant to this Agreement or any other Loan Document; (d) all fees and charges in connection with the Letters of Credit; and (e) every other liability, now or hereafter owing to the Administrative Agent or any Lender by any Company pursuant to this Agreement or any other Loan Document.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, transfer taxes, charges or similar taxes or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overall Commitment Percentage” means, for any Lender, the percentage determined by dividing (a) the sum, based upon such Lender’s Applicable Commitment Percentages, of (i) the principal outstanding on the Term Loan, (ii) the aggregate principal amount of Revolving Loans outstanding, (iii) the Swing Line Exposure, and (iv) the Letter of Credit Exposure; by (b) the sum of (A) the aggregate principal amount of all Loans outstanding, plus (B) the Letter of Credit Exposure.

“Participant” means that term as defined in Section 10.9(d) hereof.

“Participant Register” means that term as defined in Section 10.9(d) hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Foreign Subsidiary Loans, Guaranties and Investments” means:

(a)    any loans made prior to the Closing Date by a Credit Party or a Domestic Subsidiary to a Foreign Subsidiary;

(b)    any investments made prior to the Closing Date by a Credit Party or a Domestic Subsidiary in a Foreign Subsidiary;

(c)    any guaranties of Indebtedness of a Foreign Subsidiary made prior to the Closing Date by a Credit Party or a Domestic Subsidiary; and

(d)    any loans by a Credit Party to, investments by a Credit Party in, guaranties by a Credit Party of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Foreign Subsidiary that is not a Credit Party, made on or after the Closing Date, up to the aggregate amount at any time outstanding, for all such Foreign Subsidiaries, equal to twenty percent (20%) of Consolidated Net Worth; provided that, (i) if any loan, investment, guaranty or letter of credit is made for the benefit of a Foreign Subsidiary that becomes a Credit Party after the Closing Date, the amount attributable to such loan, investment, guaranty or letter of credit shall be excluded from the foregoing calculation, and (ii) any loan, investment, guaranty or letter of credit made at a time when it was permitted under this subpart (d) shall not be deemed to violate this subpart (d) due to subsequent reductions in Consolidated Net Worth.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system selected by the Administrative Agent.

“Prime Rate” means the interest rate established from time to time by the Administrative Agent as the Administrative Agent’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by the Administrative Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Recipient” means, as applicable (a) the Administrative Agent, (b) any Lender, or (c) the Issuing Lender.

“Register” means that term as described in Section 10.9(c) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to the Administrative Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders” means the holders, based upon each Lender’s Applicable Commitment Percentages, of more than fifty percent (50%) of an amount (the “Total Amount”) equal to the sum of:

(a)    (i) during the Commitment Period, the Maximum Revolving Amount, or (ii) after the Commitment Period, the Revolving Credit Exposure; and

(b)    the principal outstanding on the Term Loan;

provided that (A) the portion of the Total Amount held or deemed to be held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (B) if there shall be two or more non-affiliated Lenders (that are not Defaulting Lenders), Required Lenders shall constitute at least two non-affiliated Lenders.

“Reserve Percentage” means, for any day, that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Revolving Lenders (and each Revolving Lender) to make Revolving Loans, (b) the Issuing Lender to issue, and each Revolving Lender to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and each Revolving Lender to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Maximum Revolving Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5(a) hereof.

“Revolving Lender” means a Lender with a percentage of the Revolving Credit Commitment as set forth on Schedule 1 hereto, or that acquires a percentage of the Revolving Credit Commitment pursuant to Section 2.10(b) or 10.9 hereof.

“Revolving Loan” means a loan made to the Borrower by the Revolving Lenders in accordance with Section 2.2(a) hereof.

“Sanctions” means any sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authorities.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Solvent” means, with respect to any Person on any date of determination, that (a) the fair value of such Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the Bankruptcy Code, (b) the present fair saleable value of such Person’s assets is in excess of the amount that will be required to pay such Person’s debts as such debts become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as such liabilities mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small amount of capital. As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the Bankruptcy Code.

“Special Purpose Subsidiary” means a direct or indirect Subsidiary of the Borrower established solely in connection with an asset securitization permitted under this Agreement for the acquisition of receivables and related assets or interests therein, and that is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under the Bankruptcy Code (or other insolvency law).

“Specific Commitment” means the Revolving Credit Commitment or the Term Loan Commitment.

“Standard & Poor’s” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Subsidiary” of a Company means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Company or by one or more other subsidiaries of such Company or by such Company and one or more subsidiaries of such Company, (b) a partnership, limited liability company or unlimited liability company of which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which such Company, one or more other subsidiaries of such Company or such Company and one or more subsidiaries of such Company, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Supporting Letter of Credit” means a standby letter of credit, in form and substance satisfactory to the Administrative Agent and the Issuing Lender, issued by an issuer satisfactory to the Administrative Agent and the Issuing Lender.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to the Borrower up to the aggregate amount at any time outstanding of Twenty‑Five Million Dollars ($25,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means KeyBank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.5(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars made to the Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the earlier of (a) the date agreed to by the Borrower and the Swing Line Lender, which shall be no more than thirty (30) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with a percentage of the Term Loan Commitment (or, after the Term Loan Commitment has terminated, the Term Loan) as set forth on Schedule 1 hereto, or that acquires a percentage of the Term Loan Commitment pursuant to Section 10.9 hereof.

“Term Loan” means the loan made to the Borrower by the Term Lenders pursuant to the Term Loan Commitment in accordance with Section 2.3 hereof.

“Term Loan Commitment” means the obligation hereunder of the Term Lenders to make the Term Loan, in the original principal amount of Seven Hundred Eighty Million Dollars ($780,000,000), with each Term Lender’s obligation to participate therein being in the amount set forth opposite such Term Lender’s name under the column headed “Term Loan Commitment Amount” as set forth on Schedule 1 hereto, subject to assignments of interests pursuant to Section 10.9 hereof.

“Term Loan Exposure” means, at any time, the outstanding principal amount of the Term Loan and any Additional Term Loan Facility.

“Term Loan Maturity Date” means January 30, 2023.

“Term Note” means a Term Note, in the form of the attached Exhibit C executed and delivered pursuant to Section 2.5(c) hereof.

“Trade Date” means that term as defined in Section 10.9(b)(i)(B) hereof.

“Transaction” means, collectively, (a) the consummation of the FCX Acquisition on the Closing Date, (b) the execution and effectiveness of this Agreement, (c) the incurrence of Loans on the Closing Date and the use of proceeds thereof, (d) the amendment, extension or refinancing of the senior notes on or prior to the Closing Date and the use of proceeds thereof and (e) the payment of the fees and expenses incurred by the Borrower in connection with any of the foregoing (including, for clarification, fees and expenses incurred by the Borrower in connection with the bridge credit facility contemplated to be entered into in connection with the FCX Acquisition).

“Total Commitment Amount” means One Billion Thirty Million Dollars ($1,030,000,000), as such amount may be increased pursuant to Section 2.10(b) hereof, or decreased pursuant to Sections 2.3 or 2.10(a) hereof.

“Unrestricted Domestic Cash Amount” means, at any date, that portion of the Borrower’s or a Domestic Subsidiary’s aggregate cash and cash equivalents that is on deposit with one or more Lenders and that is not encumbered by or subject to any Lien (including, without limitation, any Lien permitted hereunder), setoff (other than ordinary course setoff rights of a depository bank arising under a bank depository agreement for customary fees, charges and other account-related expenses due to such depository bank thereunder), counterclaim, recoupment, defense or other right in favor of any Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means that term as defined in Section 3.2(e) hereof.

“United States” means the United States of America.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” means any Person, the equity interests of which are one hundred percent (100%) owned (other than, with respect to the ownership of equity interests of Foreign Subsidiaries, such equity interests as are necessary to qualify directors where required by Applicable Law or to satisfy other requirements of Applicable Law) are at the time owned by the Borrower, directly, or indirectly through other Persons one hundred percent (100%) of whose equity interests are at the time owned, directly or indirectly, by the Borrower.

“Write‑Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write‑down and conversion powers are described in the EU Bail‑In Legislation Schedule.

Section 1.2. Accounting Terms.

(a)    Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

(b)    If any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (or any successor thereto or agency with similar function) with respect to GAAP, or if the Borrower adopts the International Financial Reporting Standards, and such change or adoption results in a change in the calculation of any component (or components in the aggregate) of the financial covenants set forth in Section 5.7 hereof or the related financial definitions, at the option of the Administrative Agent, the Required Lenders or the Borrower, the parties hereto will enter into good faith negotiations to amend such financial covenants and financial definitions in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such change or adoption so that the criteria for evaluating the financial condition of the Borrower shall be the same in commercial effect after, as well as before, such change or adoption is made (in which case the method and calculating such financial covenants and definitions hereunder shall be determined in the manner so agreed); provided that, until so amended, such calculations shall continue to be computed in accordance with GAAP as in effect prior to such change or adoption. Notwithstanding the foregoing, any lease which is required to be characterized as an operating lease under GAAP as in effect on the Closing Date shall continue to be treated as an operating lease for all purposes of this Agreement after the Closing Date despite any changes in GAAP occurring after the Closing Date, and any such lease payments shall not be considered Capitalized Lease Obligations hereunder.

Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4. Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a)    Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to the Borrower, participate in Swing Loans made by the Swing Line Lender to the Borrower, and issue or participate in Letters of Credit at the request of the Borrower, in such aggregate amount as the Borrower shall request pursuant to the Commitment; provided that in no event shall the sum of the aggregate principal amount of all Loans outstanding under this Agreement and the Letter of Credit Exposure be in excess of the Total Commitment Amount.

(b)    Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by the Borrower or the issuance of a Letter of Credit:

(i)    the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii)    with respect to each Specific Commitment, the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender with respect to such Specific Commitment shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) within such Specific Commitment that shall be such Lender’s Applicable Commitment Percentage.

Within each Specific Commitment, each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Applicable Commitment Percentages of the Lenders.

(c)    The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof, as the Term Loan as described in Section 2.3 hereof, and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit Commitment.

(a)    Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Revolving Lenders shall make a Revolving Loan or Revolving Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. The Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, the Borrower shall be entitled to borrow Revolving Loans, repay the same in whole or in part and re-borrow Revolving Loans hereunder at any time and from time to time during the Commitment Period. The aggregate outstanding amount of all Revolving Loans shall be payable in full on the last day of the Commitment Period.

(b)    Letters of Credit.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Issuing Lender shall, in its own name, on behalf of the Revolving Lenders, issue such Letters of Credit for the account of the Borrower or a Guarantor of Payment, as the Borrower may from time to time request. The Borrower shall not request any Letter of Credit (and the Issuing Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Revolving Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Revolving Lender’s Applicable Commitment Percentage.

(ii)    Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to the Administrative Agent (and to the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, the Borrower, and any Guarantor of Payment for whose account the Letter of Credit is to be issued, shall execute and deliver to the Issuing Lender an appropriate application and agreement, being in the standard form of the Issuing Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by the Administrative Agent. The Administrative Agent shall give the Issuing Lender and each Revolving Lender notice of each such request for a Letter of Credit.

(iii)    Commercial Documentary Letters of Credit Fees. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of the Borrower or a Guarantor of Payment, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on the date that any draw shall be made on such Letter of Credit, at the rate of one-eighth percent (1/8%) of the amount drawn under such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(iv)    Standby Letters of Credit Fees. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of the Borrower or a Guarantor of Payment, the Borrower agrees to (A) pay to the Administrative Agent, for the pro rata benefit of the Revolving Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, in an amount equal to the aggregate sum of the Letter of Credit Fee for such Letter of Credit for each day of such quarter; (B) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to the Administrative Agent, for the sole benefit of the Issuing Lender, such other issuance, amendment, renewal, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by the Issuing Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v)    Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Borrower shall immediately reimburse the Issuing Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by the Borrower within one Business Day of the drawing of such Letter of Credit, at the sole option of the Administrative Agent (and the Issuing Lender, if the Issuing Lender is a Lender other than the Administrative Agent), the Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Issuing Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than the Issuing Lender’s pro rata share of such borrowing), the Issuing Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving

Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi)    Participation in Letters of Credit. If, for any reason, the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall be unable to or, in the opinion of the Administrative Agent, it shall be impracticable to, convert any amount drawn under a Letter of Credit to a Revolving Loan pursuant to the preceding subpart (v), the Administrative Agent (and the Issuing Lender if the Issuing Lender is a Revolving Lender other than the Administrative Agent) shall have the right to request that each Revolving Lender fund a participation in the amount due with respect to such Letter of Credit, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone), or telephone (confirmed in writing)). Upon such notice, but without further action, the Issuing Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Issuing Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Revolving Lender’s Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by the Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans. Each Revolving Lender is hereby authorized to record on its records such Revolving Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit. In addition, each Revolving Lender agrees to risk participate in the Existing Letters of Credit as provided in subsection (vii) below.

(vii)    Existing Letters of Credit. Schedule 2.2 hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Revolving Lender under this Agreement on the Closing Date (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement, issued, for purposes of Section 2.2(b)(vi) hereof, on the Closing Date. The Borrower, the Administrative Agent and the Revolving Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to the Existing

Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof. Notwithstanding anything to the contrary in any reimbursement agreement applicable to the Existing Letters of Credit, the fees payable in connection with each Existing Letter of Credit to be shared with the Revolving Lenders shall accrue from the Closing Date at the rate provided in Section 2.2(b)(iii) and (iv) hereof.

(viii)    Letters of Credit Outstanding Beyond the Commitment Period. If any Letter of Credit is outstanding upon the termination of the Commitment, then, upon such termination, the Borrower shall deposit with the Administrative Agent, for the benefit of the Issuing Lender, with respect to all outstanding Letters of Credit, either cash or a Supporting Letter of Credit, which, in each case, is (A) in an amount equal to one hundred five percent (105%) of the undrawn amount of the outstanding Letters of Credit, and (B) free and clear of all rights and claims of third parties. The cash shall be deposited in an escrow account at a financial institution designated by the Issuing Lender. The Issuing Lender shall be entitled to withdraw (with respect to the cash) or draw (with respect to the Supporting Letter of Credit) amounts necessary to reimburse the Issuing Lender for payments to be made under the Letters of Credit and any fees and expenses associated with such Letters of Credit, or incurred pursuant to the reimbursement agreements with respect to such Letters of Credit. The Borrower shall also execute such documentation as the Administrative Agent or the Issuing Lender may reasonably require in connection with the survival of the Letters of Credit beyond the Commitment or this Agreement. After expiration of all undrawn Letters of Credit, the Supporting Letter of Credit or the remainder of the cash, as the case may be, shall promptly be returned to the Borrower.

(ix)    Issuing Lender Resignation. Any Issuing Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, renew or increase any existing Letter of Credit.

(c)    Swing Loans.

(i)    Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to the Borrower in such amount or amounts as the Borrower, through an Authorized Officer, may from time to time request and to which the Swing Line Lender may agree; provided that the Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. The Borrower shall not request that more than two Swing Loans be outstanding at any time.

(ii)    Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to the Borrower and the Revolving Lenders, the Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that the then outstanding Swing Loans be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to the Borrower hereunder. Upon receipt of such notice by the Borrower and the Revolving Lenders, the Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of such Swing Loan in accordance with Sections 2.2(a) and 2.6 hereof (other than the requirement set forth in Section 2.6(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Revolving Lender has not requested a Revolving Credit Note, by the records of the Administrative Agent and such Revolving Lender). Each Revolving Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Revolving Lender acknowledges and agrees that such Revolving Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to the Administrative Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. The Borrower irrevocably authorizes and instructs the Administrative Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Revolving Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Revolving Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Revolving Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii)    Participation in Swing Loans. If, for any reason, the Swing Line Lender is unable to or, in the opinion of the Administrative Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), the Administrative Agent shall have the right to request that each Revolving Lender fund a participation in such Swing Loan, and the Administrative Agent shall promptly notify each Revolving Lender thereof (by facsimile or email (in each case confirmed by telephone), or telephone (confirmed in writing)). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Revolving Lender, and each Revolving Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in the right to share in the payment of such Swing Loan in an amount equal to such Revolving Lender’s Applicable Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the benefit of the Swing Line Lender, such Revolving Lender’s ratable share of such Swing Loan (determined in accordance with such Revolving Lender’s

Applicable Commitment Percentage). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Revolving Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 hereof with respect to Revolving Loans to be made by such Revolving Lender.

Section 2.3. Term Loan Commitment. Subject to the terms and conditions of this Agreement, the Term Lenders shall make the Term Loan to the Borrower on the Closing Date, in the amount of the Term Loan Commitment. The Term Loan shall be payable in consecutive quarterly installments in the amounts set forth in the table below, commencing June 30, 2018, and continuing on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on the Term Loan Maturity Date.

Year	March 31	June 30	September 30	December 31
2018	n/a	$4,875,000.00	$4,875,000.00	$4,875,000.00
2019	$4,875,000.00	$4,875,000.00	$4,875,000.00	$4,875,000.00
2020	$4,875,000.00	$9,750,000.00	$9,750,000.00	$9,750,000.00
2021	$9,750,000.00	$9,750,000.00	$9,750,000.00	$9,750,000.00
2022	$9,750,000.00	$14,625,000.00	$14,625,000.00	$14,625,000.00

The Borrower shall notify the Administrative Agent, in accordance with the notice provisions of Section 2.6 hereof, whether the Term Loan will be a Base Rate Loan or one or more Eurodollar Loans. The Term Loan may be a mixture of a Base Rate Loan and one or more Eurodollar Loans. Once the Term Loan is made, any portion of the Term Loan repaid may not be re‑borrowed. The Term Loan Commitment shall terminate on the date that the Term Loan has been made.

Section 2.4. Interest.

(a)    Revolving Loans.

(i)    Base Rate Loan. The Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing March 31, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii)    Eurodollar Loans. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a Eurodollar Loan outstanding from time to time,

with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate for Revolving Loans. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(b)    Swing Loans. The Borrower shall pay interest to the Administrative Agent, for the sole benefit of the Swing Line Lender (and any Revolving Lender that shall have funded a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate for Revolving Loans from time to time in effect. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one day.

(c)    Term Loan.

(i)    Base Rate Loan. With respect to any portion of the Term Loan that is a Base Rate Loan, the Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing March 31, 2018, and continuing on each Regularly Scheduled Payment Date thereafter and on the Term Loan Maturity Date, at the Derived Base Rate for the Term Loan from time to time in effect.

(ii)    Eurodollar Loans. With respect to any portion of the Term Loan that is a Eurodollar Loan, the Borrower shall pay interest on the unpaid principal amount of such Eurodollar Loan outstanding from time to time, with the interest rate to be fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate for the Term Loan. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that, if an Interest Period shall exceed three months, the interest must also be paid every three months, commencing three months from the beginning of such Interest Period).

(d)    Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing, then, upon the election of the Administrative Agent or the Required Lenders, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate undrawn amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from the Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.1 or 7.10 hereof, the applicable Default Rate shall apply without any election or action on the part of the Administrative Agent or any Lender.

(e)    Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.5. Evidence of Indebtedness.

(a)    Revolving Loans. Upon the request of a Revolving Lender, to evidence the obligation of the Borrower to repay the portion of the Revolving Loans made by such Revolving Lender and to pay interest thereon, the Borrower shall execute a Revolving Credit Note, payable to the order of such Revolving Lender in the principal amount equal to its Applicable Commitment Percentage of the Maximum Revolving Amount, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Revolving Lender; provided that the failure of a Revolving Lender to request a Revolving Credit Note shall in no way detract from the Borrower’s obligations to such Revolving Lender hereunder.

(b)    Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of the Borrower to repay the Swing Loans and to pay interest thereon, the Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from the Borrower’s obligations to the Swing Line Lender hereunder.

(c)    Term Loan. Upon the request of a Term Lender, to evidence the obligation of the Borrower to repay the portion of the Term Loan made by such Term Lender and to pay interest thereon, the Borrower shall execute a Term Note, payable to the order of such Term Lender in the principal amount of its Applicable Commitment Percentage of the Term Loan Commitment; provided that the failure of such Term Lender to request a Term Note shall in no way detract from the Borrower’s obligations to such Term Lender hereunder.

Section 2.6. Notice of Loans and Credit Events; Funding of Loans.

(a)    Notice of Loans and Credit Events. The Borrower, through an Authorized Officer, shall provide to the Administrative Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing of, or conversion of a Loan to, a Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing of, continuation of, or conversion of a Loan to, a Eurodollar Loan, and (iii) 11:00 A.M. (Eastern time) on the proposed date of borrowing of a Swing Loan. An Authorized Officer of the Borrower may verbally request a Loan, so long as a Notice of Loan is received by the end of the same Business Day, and, if the Administrative Agent or any Lender provides funds or initiates funding based upon such verbal request, the Borrower shall bear the risk with respect to any information regarding such funding that is later determined to have been incorrect. The Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b)    Funding of Loans. The Administrative Agent shall notify the appropriate Lenders of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan, or a Revolving Loan to be funded as a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to the Administrative Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If the Administrative Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, the Administrative Agent shall have the right, upon prior notice to the Borrower, to debit any account of the Borrower or otherwise receive such amount from the Borrower, promptly after demand, in the event that such Lender shall fail to reimburse the Administrative Agent in accordance with this subsection (b). The Administrative Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and the Administrative Agent shall elect to provide such funds.

(c)    Conversion and Continuation of Loans.

(i)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii)    At the request of the Borrower to the Administrative Agent, subject to the notice and other provisions of this Agreement, the appropriate Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d)    Minimum Amount for Loans. Each request for:

(i)    a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000);

(ii)    a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000); and

(iii)    a Swing Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000).

(e)    Interest Periods. The Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

Section 2.7. Payment on Loans and Other Obligations.

(a)    Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)    Payments from Borrower. All payments (including prepayments) to the Administrative Agent of the principal of or interest on each Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by the Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to the Administrative Agent, at the address of the Administrative Agent for notices referred to in Section 10.4 hereof for the account of the appropriate Lenders (or the Issuing Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by the Administrative Agent (or the Issuing Lender or the Swing Line Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c)    Payments to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in the Swing Loans, or, with respect to Letters of Credit, certain of which payments shall be paid to the Issuing Lender) their respective ratable shares, if any, of the amount of principal, interest, and facility and other fees received by the Administrative Agent for the account of such Lender. Payments received by the Administrative Agent shall be delivered to the Lenders in immediately available funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of the Administrative Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.8. Prepayment.

(a)    Right to Prepay.

(i)    The Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the appropriate Lenders (except with respect to Swing Loans, which shall be paid to the Swing Line Lender and any Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Loans then outstanding, as designated by the Borrower, representing the obligations under any Specific Commitment with the proceeds of such prepayment to be distributed on a pro-rata basis to the holders of the Specific Commitment being prepaid. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans shall be without any premium or penalty. Each prepayment of the Term Loan and the Additional Term Loan Facility (if any) shall be applied to the principal installments thereof in the inverse order of their respective maturities.

(ii)    The Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Revolving Lender that has funded a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by the Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(b)    Notice of Prepayment. The Borrower shall give the Administrative Agent irrevocable written notice of prepayment of (i) a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made, and (ii) a Eurodollar Loan by no later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c)    Minimum Amount for Eurodollar Loans. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), or, with respect to a Swing Loan, the principal balance of such Swing Loan, except in the case of a mandatory payment pursuant to Section 2.12 or Article III hereof.

Section 2.9. Facility and Other Fees.

(a)    Facility Fee. The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders, as a consideration for the Revolving Credit Commitment, a facility fee, for each day from the Closing Date through the last day of the Commitment Period, in an amount equal to (i) the Maximum Revolving Amount at the end of such day, multiplied by (ii) the Applicable Facility Fee Rate in effect on such day divided by three hundred sixty (360). The facility fee shall be payable quarterly in arrears, on March 31, 2018 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b)    Administrative Agent Fee. The Borrower shall pay to the Administrative Agent, for its sole benefit, the fees set forth in the Administrative Agent Fee Letter.

Section 2.10. Modifications to Commitments.

(a)    Optional Reduction of Revolving Credit Commitment. The Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Maximum Revolving Amount to an amount not less than the then existing Revolving Credit Exposure, by giving the Administrative Agent not fewer than three Business Days’ notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). The Administrative Agent shall promptly notify each Revolving Lender of the date of each such reduction and such Revolving Lender’s proportionate share thereof. After each such partial reduction, the facility fees payable hereunder shall be calculated upon the Maximum Revolving Amount as so reduced. If the Borrower reduces in whole the Revolving Credit Commitment, on the effective date of such reduction (the Borrower having prepaid in full the unpaid principal balance, if any, of the Revolving Loans, together with all interest (if any) and facility and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to the Administrative Agent marked “Canceled” and the Administrative Agent shall redeliver such Revolving Credit Notes to the Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period. Upon each decrease of the Maximum Revolving Amount, the Total Commitment Amount shall be decreased by the same amount.

(b)    Increase in Commitment.

(i)    At any time during the Commitment Increase Period, the Borrower may elect to increase the Total Commitment Amount by (A) increasing the Maximum Revolving Amount, or (B) adding an additional term loan facility to this Agreement (the “Additional Term Loan Facility”) (which Additional Term Loan Facility shall be subject to subsection (c) below); provided that the aggregate amount of all such increases (revolver and term) made pursuant to this subsection (b) shall not exceed Two Hundred Fifty Million Dollars ($250,000,000). Each such request for an increase shall be in an amount of at least Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars

($1,000,000), and may be made by either (1) increasing, for one or more Revolving Lenders, with their prior written consent, their respective Revolving Credit Commitments, (2) adding a new commitment for one or more Lenders, with their prior written consent, with respect to the Additional Term Loan Facility, or (3) including one or more Additional Lenders approved by the Borrower and the Administrative Agent (such approvals not to be unreasonably withheld, conditioned or delayed), each with a new commitment under the Revolving Credit Commitment or the Additional Term Loan Facility, as a party to this Agreement (each an “Additional Commitment” and, collectively, the “Additional Commitments”).

(ii)    During the Commitment Increase Period, all of the Lenders agree that one or more Additional Commitments shall be permitted upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) each Additional Commitment from an Additional Lender, if any, shall be in an amount of at least Ten Million Dollars ($10,000,000), (C) the Administrative Agent shall provide to the Borrower and each Lender a revised Schedule 1 to this Agreement, including revised Applicable Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), and (D) the Borrower shall execute and deliver to the Administrative Agent and the applicable Lenders such replacement or additional Notes as shall be required by the Administrative Agent (if Notes have been requested by such Lender or Lenders). The Lenders hereby authorize the Administrative Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders.

(iii)    On each Additional Lender Assumption Effective Date with respect to the Specific Commitment being increased, as appropriate, the Lenders shall make adjustments among themselves with respect to the Loans then outstanding and amounts of principal, interest, facility fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to reallocate among the applicable Lenders such outstanding amounts, based on the revised Applicable Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.10(b) (and the Borrower shall pay to the applicable Lenders any amounts that would be payable pursuant to Section 3.3 hereof if such adjustments among the applicable Lenders would cause a prepayment of one or more Eurodollar Loans). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to subsection (a) above) without the prior written consent of such Lender. The Borrower shall not elect any increase in the Total Commitment Amount pursuant to this Section 2.10(b) if a Default or an Event of Default shall then exist, or, after giving pro forma effect to any such increase, would exist. At the time of any such increase, at the request of the Administrative Agent, the Credit Parties and the Lenders shall enter into an amendment to evidence such increase and to address related provisions as deemed necessary or appropriate by the Administrative Agent. Upon each increase of the Maximum Revolving

Amount or addition of the Additional Term Loan Facility, the Total Commitment Amount shall be increased by the same amount.

(c)    Additional Term Loan Facility.

(i)    The Additional Term Loan Facility (A) shall rank pari passu in right of payment with the Revolving Loans and the Term Loan, (B) shall not mature earlier than the last day of the Commitment Period (but may have amortization prior to such date), and (C) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the Term Loan.

(ii)    The Additional Term Loan Facility may be added hereunder pursuant to an amendment or restatement (the “Additional Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender providing a commitment with respect to the Additional Term Loan Facility, each Additional Lender providing a commitment with respect to the Additional Term Loan Facility, and the Administrative Agent. Notwithstanding anything herein to the contrary, the Additional Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of Section 2.10(b) and (c) hereof (including, without limitation, amendments to the definitions in this Agreement and Section 8.7 hereof for the purpose of treating such Additional Term Loan Facility pari passu with the other Loans).

Section 2.11. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.12. Mandatory Payments.

(a)    Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b)    Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, the Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c)    Mandatory Prepayments. So long as the Leverage Ratio (as of the most recently completed fiscal quarter of the Borrower) exceeds 3.25 to 1.00, the Borrower shall, until the Term

Loan and any Additional Term Loan Facility is paid in full, make Mandatory Prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:

(i)    Sale of Assets. Upon the sale or other disposition of any assets by a Company (permitted pursuant to Section 5.12(f) hereof) to any Person other than in the ordinary course of business, and, to the extent the Net Proceeds of such sale or other disposition are in excess of (A) Ten Million Dollars ($10,000,000) in the case of any single transaction or series of related transactions, or (B) $25,000,000 for all such transactions during any fiscal year of the Borrower and are not to be reinvested in fixed assets or other similar assets within one year of such sale or other disposition, the Borrower shall make a Mandatory Prepayment, on the date of such sale or other disposition (or the soonest date thereafter upon which either Borrower decides not to so reinvest such Net Proceeds or the one-year reinvestment period expires), in an amount equal to one hundred percent (100%) of the Net Proceeds of such sale or disposition.

(ii)    Material Recovery Event. Within ten days after the occurrence of a Material Recovery Event, the Borrower shall furnish to the Administrative Agent written notice thereof. Within thirty (30) days after such Material Recovery Event, the Borrower shall notify the Administrative Agent of the Borrower’s determination as to whether or not to replace, rebuild or restore the affected property (a “Material Recovery Determination Notice”). If the Borrower decides not to replace, rebuild or restore such property, or if the Borrower has not delivered the Material Recovery Determination Notice within thirty (30) days after such Material Recovery Event, then the Net Proceeds paid in connection with such Material Recovery Event, when received, shall be paid as a Mandatory Prepayment. If the Borrower decides to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) commenced within nine months of the date of the Material Recovery Event, and (B) substantially completed within eighteen (18) months of such commencement date or such longer period of time necessary to complete the work with reasonable diligence and approved in writing by the Administrative Agent, in its reasonable discretion, with such Net Proceeds and other funds available to the Companies for replacement, rebuilding or restoration of such property. Any Net Proceeds received in connection with such Material Recovery Event not applied to the costs of replacement or restoration shall be applied as a Mandatory Prepayment.

(iii)    Additional Indebtedness. If, at any time, any of the Companies shall incur Indebtedness other than Indebtedness permitted pursuant to Section 5.8 hereof (which other Indebtedness shall not be incurred without the prior written consent of the Administrative Agent and the Required Lenders), the Borrower shall make a Mandatory Prepayment, on the date that such Indebtedness is incurred, in an amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.

(d)    Application of Mandatory Prepayments.

(i)    Involving a Company Prior to an Event of Default. So long as no Event of Default shall have occurred, each Mandatory Prepayment required to be made pursuant to subsection (c) hereof shall be applied (A) first, on a pro rata basis between the Term Loan and the Additional Term Loan Facility (if any), until paid in full, and (B) second, to any outstanding Revolving Loans.

(ii)    Involving a Company After an Event of Default. If a Mandatory Prepayment is required to be made pursuant to subsection (c) hereof at the time that an Event of Default shall have occurred, then such Mandatory Prepayment shall be paid by the Borrower to the Administrative Agent to be applied to the following, on a pro rata basis among: (A) the Maximum Revolving Amount (with payments to be made in the following order: Revolving Loans, Swing Loans, and to be held by the Administrative Agent in a special account as security for any Letter of Credit Exposure pursuant to subsection (iii) hereof), (B) the unpaid principal balance of the Term Loan, and (C) the unpaid principal balance of the Additional Term Loan Facility (if any).

(iii)    Involving Letters of Credit. Any amounts to be distributed for application to a Revolving Lender’s liabilities with respect to any Letter of Credit Exposure as a result of a Mandatory Prepayment shall be held by the Administrative Agent in a trust account (the “Special Trust Account”) as collateral security for such liabilities until a drawing on any Letter of Credit, at which time such amounts shall be released by the Administrative Agent and applied to such liabilities. If any such Letter of Credit shall expire without having been drawn upon in full, the amounts held in the Special Trust Account with respect to the undrawn portion of such Letter of Credit shall be applied by the Administrative Agent in accordance with the provisions of subsections (i) and (ii) above.

(e)    Mandatory Payments Generally. Unless otherwise designated by the Borrower, each Mandatory Prepayment made with respect to a Specific Commitment pursuant to subsection (a) or (c) hereof shall be applied in the following order: (i) first, to the outstanding Base Rate Loans, and (ii) second, to the outstanding Eurodollar Loans, provided that, in each case, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Any prepayment of a Eurodollar Loan pursuant to this Section 2.12 shall be subject to the prepayment provisions set forth in Article III hereof. Each Mandatory Prepayment made with respect to the Term Loan and the Additional Term Loan Facility (if any) shall be applied to the payments of principal in the inverse order of their respective maturities.

Section 2.13. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 10.10(a)(iv) hereof and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure, to be applied pursuant to subsection (b) below. If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by such Defaulting Lender).

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 10.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of the Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that (A) subject to Section 10.10 hereof, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (B) the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to any security interest granted pursuant to the Loan Documents.

Section 2.14. Addition of a Borrower. At the request of the Borrower (with at least thirty (30) days prior written notice to the Administrative Agent and the Lenders, and the approval of the Administrative Agent, in its reasonable discretion), a Domestic Subsidiary that is a Wholly-Owned Subsidiary may become a borrower under this Agreement, provided that (a) such Domestic Subsidiary shall execute and deliver to the Administrative Agent any and all documentation reasonably requested by the Administrative Agent that effects the joinder of such Domestic Subsidiary as a borrower under this Agreement and any other applicable Loan Document (including an amendment of this Agreement or an amendment and restatement of this Agreement, which amendment or amendment and restatement shall include customary co-borrower waivers), (b) the Borrower and such Domestic Subsidiary shall have provided to the Administrative Agent such corporate governance and authorization documents and an opinion of counsel and any other documents and items as may be deemed necessary or advisable by the Administrative Agent (including, without limitation, all documentation and other information with respect to such

Domestic Subsidiary reasonably requested by any Lender in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act); all of the foregoing to be in form and substance reasonably satisfactory to the Administrative Agent; and (c) all Borrowers shall be jointly and severally liable for the Obligations. The Lenders hereby authorize the Administrative Agent to enter into and execute any joinder agreement and any other Loan Documents (including an amendment and restatement of this Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14.

Section 2.15. Extension of Term Loan Maturity Date or Commitment Period.

(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Term Loan Maturity Date or the Commitment Period to the extended date specified in such notice. Such notice shall (i) set forth the amount that will be subject to the Extension (which shall be in minimum increments of Ten Million Dollars ($10,000,000) and a minimum amount of Twenty-Five Million Dollars ($25,000,000)), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the Loans to which such Extension relates. Each Term Lender or Revolving Lender, as applicable, shall be offered an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other applicable extending Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower.

(b)    The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article VI hereof and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) the Issuing Lender and the Swing Line Lender shall have consented to any Extension of the Revolving Credit Commitment, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period and (iv) the terms of the Loans subject to such Extension shall comply with paragraph (c) of this Section.

(c)    The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any extended Loan shall be no earlier than the last day of the Commitment Period or the Term Loan Maturity Date, as applicable, (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any extended Revolving Loans and (B) the average life to maturity of the extended portion of the Term Loan shall be no shorter than the remaining average life to maturity of the non-extended portion of the Term Loan, (iii) the extended Loans will rank pari passu in right of payment and with respect to security with the non-extended Loans, as applicable, and (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to the extended Loans shall be determined by the Administrative Agent, the Borrower and the applicable extending Lenders.

(d)    In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish a new class of loans, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new class or tranche (including to preserve the pro rata treatment of the extended and non-extended Loans and to provide for the reallocation of outstanding Revolving Loans upon the expiration or termination of the commitments under any class or tranche), in each case on terms consistent with this section.

ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparts (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on any Loan, Letter of Credit, or commitment or other obligation hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event with reasonable detail by reason of which it has become so entitled.

(b)    If any Lender shall have determined that, after the Closing Date, any Change in Law regarding capital adequacy or liquidity, or liquidity requirements, or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such corporation with respect to capital adequacy and liquidity), then from time to time, upon submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which shall include the method for calculating such amount and reasonable detail with respect to the calculation), the Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)    For purposes of this Section 3.1 and Section 3.4(a) hereof, the Dodd-Frank Act, any requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) under Basel III, and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection with any of the foregoing, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been introduced and adopted after the Closing Date.

(d)    A certificate as to any additional amounts payable pursuant to this Section 3.1 together with a reasonably detailed calculation and description of such amounts contemplated by this Section 3.1, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be rebuttably presumptive evidence as to such additional amounts. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its reasonable credit judgment) shall deem applicable. The obligations of the Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)    Notwithstanding the foregoing, no Lender shall be entitled to any indemnification or reimbursement pursuant to this Section 3.1 to the extent such Lender has not made demand therefore (as set forth above) within one year after the occurrence of the event giving rise to such entitlement or, if later, such Lender having knowledge of such event.

Section 3.2. Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the reasonable discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Credit Party or the Administrative Agent shall be required by the Code or any other Applicable Law to withhold or deduct any Taxes, including United States federal backup withholding, United States withholding taxes and non-United States withholding taxes, from any payment, then (A) such Credit Party or the Administrative Agent as required by the Code or such Laws shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by the Code or such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.2), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(ii)    Each Lender and the Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the Issuing Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and, without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) hereof relating to the maintenance of a Participant Register, and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender or the Issuing Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subpart (ii).

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, as provided in this Section 3.2, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense, or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable written request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (y) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (z) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if, the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate, substantially in the form of Exhibit K-4 hereto on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subpart (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if, any form or certification it previously delivered pursuant to this Section 3.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Lender, or have any obligation to pay to any Lender or the Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Lender, as the case may be. If any Recipient determines, in its sole but reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 3.2, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.2 with respect to the Taxes giving rise to such refund); net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

Section 3.3. Funding Losses. The Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any properly documented loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice (including a written or verbal notice that is subsequently revoked) thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, (d) the making of a prepayment of a Swing Loan on a day that is not the Swing Loan Maturity Date applicable thereto, (e) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto, or (f) or any compulsory assignment of such Lender’s interests, rights and obligations under this Agreement pursuant to Section 10.3(c) or 10.10 hereof. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) or the applicable Swing Loan Maturity Date in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to the Borrower (with a copy to the Administrative Agent) by any Lender, together with a reasonably detailed calculation and description of such amounts shall be rebuttably presumptive evidence as to such amounts. The obligations of the Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a)    If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any Law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert into any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by Law or such assertion.

(b)    If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

(c)    Notwithstanding the foregoing, in the event the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 3.4(b) have arisen and such circumstances are unlikely to be temporary, (ii) Thomson Reuters or Bloomberg (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in Dollars, or (iii) the supervisor for the administrator of the interest settlement rate described in Section 3.4(b) or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans (such specific date, the “Scheduled Unavailability Date”), then the Administrative Agent and the Borrower shall seek to jointly agree upon an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.3, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment; provided, that in the event that such alternate rate of interest is established solely based upon the circumstances described in clause (iii) above, then such alternate rate of interest shall not become effective under such amendment until the Scheduled Unavailability Date. Until an alternate rate of interest shall be determined in accordance with this Section 3.4(c), (x) any request pursuant that requests the conversion to, or continuation of any, Eurodollar Loan shall be ineffective and any such Eurodollar Loan shall be continued as or converted to, as the case may be, a Base Rate Loan, and (y) if any request is made for a Eurodollar Loan, such Loan shall be made as a Base Rate Loan. If the alternate rate of interest determined pursuant to this Section 3.4(c) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 3.5. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1 or 3.2(a) hereof with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office (or an Affiliate of such Lender, if practical for such Lender) for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.5 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.1 or 3.2(a) hereof.

Section 3.6. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2(a) hereof, or asserts its inability to make a Eurodollar Loan pursuant to Section 3.4 hereof; provided that (a) such replacement does not conflict with any Law, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (c) prior to any such replacement, such Lender shall have taken no action under Section 3.5 hereof so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.1 or 3.2(a) hereof or, if it has taken any action, such request has still been made, (d) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and assume all commitments and obligations of such replaced Lender (and any such purchase shall be considered a prepayment of such Loans for purposes of Section 3.3 hereof), (e) the Borrower shall be liable to such replaced Lender under Section 3.3 hereof if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (f) the replacement Lender, if not already a Lender, shall be satisfactory to the Administrative Agent, (g)

the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.9 hereof (provided that the Borrower (or the succeeding Lender, if such Lender is willing) shall be obligated to pay the assignment fee referred to therein), and (h) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.1 or 3.2(a) hereof, as the case may be; provided that a Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to replace such Lender cease to apply.

Section 3.7. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a)    all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b)    the Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.6 hereof;

(c)    no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d)    each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by the Borrower for a Credit Event shall be deemed to be a representation and warranty by the Borrower, to the best of the Borrower’s knowledge, as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. The Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Issuing Lender and the Swing Line Lender to participate in the first Credit Event is subject to the Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a)    Notes as Requested. The Borrower shall have executed and delivered to (i) each Revolving Lender requesting a Revolving Credit Note such Revolving Lender’s Revolving Credit Note, (ii) each Term Lender requesting a Term Note such Term Lender’s Term Note, and (iii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b)    Guaranties of Payment. Each Guarantor of Payment shall have executed and delivered to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment, in form and substance satisfactory to the Administrative Agent and the Lenders.

(c)    Officer’s Certificate, Resolutions, Organizational Documents. The Borrower shall have delivered to the Administrative Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of each Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution, delivery and performance of the Loan Documents and the execution and performance of other Related Writings to which such Credit Party is a party, and the consummation of the transactions contemplated thereby, and (ii) the Organizational Documents of such Credit Party.

(d)    Lien Searches. With respect to each Credit Party, the Borrower shall have caused to be delivered to the Administrative Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to the Administrative Agent, and (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to the Administrative Agent.

(e)    Good Standing and Full Force and Effect Certificates. The Borrower shall have delivered to the Administrative Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed (or the foreign equivalent).

(f)    Legal Opinion. The Borrower shall have delivered to the Administrative Agent opinions of counsel for each Credit Party, in form and substance satisfactory to the Administrative Agent and the Lenders.

(g)    Borrower Investment Policy. The Borrower shall have delivered to the Administrative Agent a copy of the Borrower Investment Policy as in effect on the Closing Date.

(h)    Acquisition Documents. The Borrower shall have provided to the Administrative Agent copies of the FCX Acquisition Documents and all documents executed in connection therewith, certified by a Financial Officer as true and complete, including evidence that the FCX Acquisition will be consummated substantially contemporaneously with or immediately following the making of the first Credit Event, in accordance with the terms of the FCX Acquisition Agreements and in compliance with Applicable Law and regulatory approvals, all in form and substance satisfactory to the Administrative Agent.

(i)    Financial Reports. The Borrower shall have delivered to the Administrative Agent unaudited financial consolidated statements of FCX for the fiscal quarter ended September 30, 2017, in form and substance satisfactory to the Administrative Agent.

(j)    Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a solvency certificate, certified by a Financial Officer and in form and substance reasonably satisfactory to Lender, dated the Closing Date and addressed to the Administrative Agent, certifying that immediately after giving effect to the consummation of the Transactions, the Borrower, on a Consolidated basis, shall be solvent.

(k)    Administrative Agent Fee Letter, Closing Fee Letter and Other Fees. The Borrower shall have (i) executed and delivered to the Administrative Agent, the Administrative Agent Fee Letter and paid to the Administrative Agent, for its sole account, the fees stated therein to be paid on or prior to the Closing Date, (ii) executed and delivered to the Administrative Agent, the Closing Fee Letter and paid to the Administrative Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all reasonable and properly documented legal fees and expenses of the Administrative Agent in connection with the preparation and negotiation of the Loan Documents.

(l)    Long Term Debt Instruments. The Borrower shall have provided to the Administrative Agent copies of all long term debt instruments of the Companies, certified by a Financial Officer as complete, and shall have amended, extended or refinanced the indebtedness outstanding under the Borrower’s senior notes on or prior to the Closing Date, in a manner, form and substance reasonably satisfactory to the Administrative Agent.

(m)    Existing Credit Agreement. The Borrower shall have terminated the Credit Agreement among the Borrower, the lenders party thereto, and KeyBank National Association, as the administrative agent, dated as of December 22, 2015. The termination of the foregoing shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

(n)    No Material Adverse Change. (i) No material adverse change, in the opinion of the Administrative Agent, shall have occurred in the financial condition, operations or prospects of the Companies since June 30, 2017, and (ii) no “Partnership Material Adverse Change,” as defined in the FCX Acquisition Agreement, shall have occurred since January 8, 2018.

(o)    Miscellaneous. The Borrower shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent and the Lenders.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall (a) maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated; and (b) within ten days of any Lender’s written request (given no more than annually, unless an Event of Default shall exist), furnish to such Lender such information about such Company’s insurance as that Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by a Financial Officer of such Company.

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all material taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206‑207) or any comparable provisions; and (c) all of its other obligations calling for the payment of money (except only those so long as and to the extent that nonpayment would not cause a Material Adverse Effect) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a)    Quarterly Financials. The Borrower shall deliver to the Administrative Agent and the Lenders, within fifty (50) days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by a Financial Officer of the Borrower; provided that delivery pursuant to subsection (d) below of copies of the Form 10-Q quarterly report of the Companies for such quarterly period filed with the SEC shall be deemed to satisfy the requirements of this subsection (a).

(b)    Annual Audit Report. The Borrower shall deliver to the Administrative Agent and the Lenders, within one hundred (100) days after the end of each fiscal year of the Borrower, an annual audit report of the Companies for that year prepared on a Consolidated basis, in form and detail satisfactory to the Administrative Agent and the Lenders and certified by an unqualified opinion of an independent public accountant satisfactory to the Administrative Agent, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period; provided that delivery pursuant to subsection (d) below of copies of the Form 10-K annual report of the Companies for such period filed with the SEC shall be deemed to satisfy the requirements of this subsection (b).

(c)    Compliance Certificate. The Borrower shall deliver to the Administrative Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d)    Public Financial Information. The Borrower shall furnish to the Administrative Agent and the Lenders, as soon as available, (i) copies of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, (ii) notice of (and, upon the request of the Administrative Agent, copies of) any other filings made by the Borrower with the SEC, and (iii)

notice of (and, upon the request of the Administrative Agent, copies of) any other information that is provided by the Borrower to its shareholders generally, provided that if any such materials are available electronically as a filing with the SEC, the Borrower shall give the Administrative Agent prompt notice of such filing and the giving of such notice shall satisfy the Borrower’s obligation to provide the Administrative Agent and the Lenders copies of such publicly filed materials.

(e)    Financial Information of the Companies. The Borrower shall deliver to the Administrative Agent and the Lenders, within ten days of the written request of the Administrative Agent or any Lender, such other information about the financial condition, properties and operations of any Company as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to the Administrative Agent or such Lender and certified by a Financial Officer of the Borrower or Companies in question

Section 5.4. Financial Records The Companies shall at all times maintain true and complete, in all material respects, records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit the Administrative Agent or any Lender, or any representative thereof, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a)    Each Company shall preserve and maintain at all times its existence, and its material rights and franchises necessary for its business, except for (i) a liquidation, dissolution, wind up or other termination of existence in connection with any of the events permitted pursuant to Section 5.12 hereof; and (ii) a liquidation, dissolution or wind up of (A) a Dormant Subsidiary, (B) a Subsidiary that is a holding company, provided that, if such Subsidiary is a Credit Party, the assets held by such Subsidiary are transferred to one or more Credit Parties, and (C) any Special Purpose Subsidiary.

(b)    No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date, together with businesses reasonably similar or related thereto.

Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. The Borrower shall furnish to the Administrative Agent and the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any material Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any material notice such Company, or any member of the Controlled Group may receive from the PBGC or the IRS with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the IRS or to letters or notices (such as a favorable Determination Letter) with respect to an ERISA Plan, which do not threaten a material liability of the Companies. The Borrower shall promptly notify the Administrative Agent of any material taxes assessed, proposed to be assessed or that the Borrower has reason to believe may be assessed against a Company by the IRS with respect to any ERISA Plan. As used in this Section 5.6 and in Section 6.10 hereof, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that a material ERISA Event shall have occurred, such Company shall provide the Administrative Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. The Borrower shall, at the request of the Administrative Agent or any Lender, deliver or cause to be delivered to the Administrative Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.

(a)    Leverage Ratio. The Borrower shall not suffer or permit at any time the Leverage Ratio to exceed (i) 4.25 to 1.00 on the Closing Date through March 30, 2019, (ii) 4.00 to 1.00 on March 31, 2019 through March 30, 2020 (or 4.25 to 1.00 during a Leverage Ratio Step-Up Period), and (iii) 3.75 to 1.00 on March 31, 2020 and thereafter (or 4.00 to 1.00 during a Leverage Ratio Step-Up Period).

(b)    Interest Coverage Ratio. The Borrower shall not suffer or permit at any time the Interest Coverage Ratio to be less than 3.00 to 1.00.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a)    the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b)    the amount of obligations outstanding under asset securitizations that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase, whether such obligations constitute on-balance sheet Indebtedness or an off-balance sheet liability, up to the maximum aggregate amount, for all Companies, of Two Hundred Million Dollars ($200,000,000) at any time outstanding;

(c)    secured Indebtedness (including Capitalized Lease Obligations) so long as the aggregate amount of all such Indebtedness (exclusive of asset securitizations) outstanding at any time for all Companies does not exceed an amount equal to Seventy-Five Million Dollars ($75,000,000);

(d)    Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(e)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management or hedging device, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for speculative purposes;

(f)    intercompany Indebtedness permitted under Section 5.11 hereof; and

(g)    other unsecured Indebtedness so long as, at the time of incurrence thereof, (i) no Default or Event of Default shall then exist or, after giving pro forma effect to the incurrence of such Indebtedness, thereafter shall begin to exist, and (ii) with respect to any such Indebtedness equal to or in excess of the principal amount of Thirty Million Dollars ($30,000,000), such Indebtedness is on terms and conditions reasonably satisfactory to the Administrative Agent, including, without limitation, at the time of the incurrence thereof such Indebtedness shall have (A) a stated maturity later than the then latest maturity date of the Obligations and (B) a weighted average life to maturity longer than the then latest weighted average life to maturity of the Obligations.

Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(a)    (i) Liens for taxes, assessments or governmental charges or levies on such Company’s property or assets if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being actively contested in good faith by appropriate and timely proceedings and for which adequate reserves shall have been established in accordance with GAAP, and (ii) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or social security, retirement benefits or similar legislation;

(b)    other statutory Liens, including, without limitation, statutory Liens of landlords, carriers, warehousers, utilities, mechanics, repairmen, workers and materialmen, incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the incurring of Indebtedness or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c)    Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Borrower or a Guarantor of Payment;

(d)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;

(e)    Liens relating to ledger balances, consignments and other similar arrangements;

(f)    asset securitizations permitted pursuant to Section 5.8(b) hereof and Liens on the assets that are the subject of such asset securitizations;

(g)    Liens securing Indebtedness permitted pursuant to Section 5.8(c) hereof and other obligations not to exceed an aggregate amount at any time outstanding equal to Seventy-Five Million Dollars ($75,000,000);

(h)    Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(i)    any financing statement filed on a Company to evidence the sale of accounts receivable of such Company pursuant to Section 5.12(i) hereof;

(j)    pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Borrower or a Subsidiary;

(k)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.8 hereof;

(m)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(n)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(o)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness; or

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non‑compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall, without the prior written consent of the Administrative Agent and the Required Lenders, (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)    any investment in direct obligations of the United States or in certificates of deposit issued by a member bank (having capital resources in excess of One Hundred Million Dollars ($100,000,000)) of the Federal Reserve System;

(iii)    any investment in commercial paper or securities that at the time of such investment is assigned a AAA rating (or its equivalent) in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(iv)    the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held in accordance with the terms and conditions of this Agreement;

(v)    loans to a Credit Party from a Company that are not prohibited under Section 5.8 hereof;

(vi)    any guaranty by a Company of Indebtedness of another Company so long as such Indebtedness is permitted pursuant to Section 5.8 hereof;

(vii)    any loans by a Company to, investments by a Company in, guaranties by a Company of Indebtedness of, and Letters of Credit issued to or for the benefit of, a Credit Party;

(viii)    any loans by a Company (that is not a Credit Party) to, investments by a Company (that is not a Credit Party) in, and guaranties by a Company (that is not a Credit Party) of Indebtedness of, another Company;

(ix)    the holding of any stock or equity interest that remains following the sale or other disposition of a Company (or a majority interest therein) permitted by Section 5.12 hereof;

(x)    any advance or loan to an employee, agent or similar Person of or consultant to a Company as an advance on payroll payments, commissions, travel, relocation expenses and other items in the ordinary course of business, so long as all such advances and loans from all Companies aggregate not more than the maximum principal sum of Five Million Dollars ($5,000,000) at any time outstanding;

(xi)    the creation of a Subsidiary for the purpose of making an Acquisition permitted by Section 5.13 hereof or the holding of any Subsidiary as a result of an Acquisition made pursuant to Section 5.13 hereof, and investments therein, so long as, in each case, such Acquisition is permitted under Section 5.13 hereof and such Subsidiary becomes a Guarantor of Payment promptly following such Acquisition if required by Section 5.20 hereof;

(xii)    any loan by a Company to, or guaranty by a Company of Indebtedness of, or investment of a Company in the stock (or other debt or equity instruments) of, a Person (other than a Company), so long as the aggregate amount of all such loans, guaranties and investments of all Companies does not exceed, at any time, an aggregate amount equal to twenty percent (20%) of Consolidated Net Worth, based upon the financial statements of the Companies for the most recently completed fiscal quarter; provided that, (A) at such time as an investment results in an Acquisition and the acquired Person becomes a Guarantor of Payment, the amount of such investment shall be excluded from the aforesaid calculation, and (B) any such loan, guaranty or investment made at a time when it was permitted under this subpart (xii) shall continue to be permitted regardless of subsequent reductions in Consolidated Net Worth;

(xiii)    Permitted Foreign Subsidiary Loans, Guaranties and Investments;

(xiv)    the creation, acquisition or holding of any Domestic Subsidiary so long as such Domestic Subsidiary, if required pursuant to Section 5.20 hereof, becomes a Guarantor of Payment in accordance with Section 5.20 hereof, and, subject to the restriction in subsection (xiii) above, the creation, acquisition or holding of any Foreign Subsidiary;

(xv)    any investments may be made pursuant to the Borrower Investment Policy;

(xvi)    the creation, acquisition, holding and capitalization of Special Purpose Subsidiaries in connection with the establishment and performance of asset securitizations permitted under this Agreement, together with Indebtedness of a Credit Party owing to a Special Purpose Subsidiary in connection therewith;

(xvii)    guaranties that constitute Indebtedness permitted under Section 5.8 hereof;

(xviii)    (A) overdue accounts receivable from customers converted into promissory notes pursuant to customer workout arrangements entered into in the ordinary course of business, and (B) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business; or

(xix)    guaranties by a Company of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by a Subsidiary in the ordinary course of business.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.

Section 5.12. Merger and Sale of Assets. No Company shall merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of all or a substantial part of its assets to any Person, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)    a Domestic Subsidiary may merge or consolidate with (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that a Guarantor of Payment shall be the continuing or surviving Person);

(b)    a Domestic Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) the Borrower or (ii) any Guarantor of Payment;

(c)    a Company (other than a Credit Party) may merge, consolidate or amalgamate (as the case may be) with or sell, lease, transfer or otherwise dispose of any of its assets to any other Company;

(d)    a Foreign Subsidiary may merge or amalgamate with a Credit Party provided that a Credit Party, or if applicable, the Borrower, shall be the continuing or surviving Person;

(e)    a Foreign Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to a Credit Party;

(f)    any Company may sell, lease, transfer or otherwise dispose of any of its assets to any Person (in addition to any such sale, lease, transfer or disposal to the Borrower or a Guarantor of Payment) so long as the aggregate amount of all such assets sold, leased, transferred or otherwise disposed of by all Companies in any fiscal year of the Borrower does not exceed an amount equal to ten percent (10%) of the rolling two-year average (as calculated on a quarterly basis and divided by eight) of Consolidated Total Assets; provided that any sale, transfer or disposition of fixed assets shall be excluded from such calculation so long as the proceeds are reinvested in similar fixed assets within one year from such sale, transfer or disposition (for clarification purposes, the exclusion from the calculation shall not occur until the reinvestment date);

(g)    Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof;

(h)    any Company may enter into (or have existing on the Closing Date) asset securitization financing programs to the extent permitted under Sections 5.8(b) and 5.9(f) hereof; and

(i)    if requested by a customer of a Company, such Company shall be permitted to participate in such customer’s supply financing program whereby such Company may sell all of its accounts receivable from such customer to a third party financial institution on terms comparable to other vendors participating in such supply financing program, so long as there shall be no credit recourse to such Company with respect to such accounts receivable after such sale.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect (a) the FCX Acquisition on the Closing Date, and (b) any other Acquisition so long as:

(i)    in the case of an Acquisition that involves a merger, amalgamation or other combination with the Borrower, the Borrower shall be the surviving entity;

(ii)    in the case of an Acquisition that involves a merger, amalgamation or other combination with a Credit Party (other than the Borrower), a Credit Party shall be the surviving entity;

(iii)    the Companies shall be in full compliance with the Loan Documents both prior to and after giving pro forma effect to such Acquisition; and

(iv)    no Default or Event of Default shall exist prior to or, after giving pro forma effect to such Acquisition, thereafter shall begin to exist.

Section 5.14. Notice. The Borrower shall cause a Financial Officer to promptly notify the Administrative Agent and the Lenders, in writing, whenever:

(a)    a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete; or

(b)    the Borrower learns of a litigation or proceeding against the Borrower before a court, administrative agency or arbitrator that, if successful, could reasonably be expected to have a Material Adverse Effect.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Capital Distribution at any time, except that (a) the Borrower may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their equity interests, (c) the Borrower may make Capital Distributions pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) the Borrower and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of equity interests or the exercise of stock options, and (e) the Borrower may make other Capital Distributions so long as no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist.

Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws and Environmental Permits including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. The Borrower shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any material provision of an Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. The Borrower shall defend, indemnify and hold the Administrative Agent and the Lenders harmless against all properly documented costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Company (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a Person that is not an Affiliate of a Company; provided that the foregoing shall not prohibit (a) the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate of a Company; (b) any transaction between a Company (if a Credit Party) and an Affiliate of a Company (if a Credit Party or a Foreign Subsidiary), and any transaction between Companies that are not

Credit Parties, in each case which the Borrower reasonably determines in good faith is beneficial to the Companies as a whole and that is not entered into for the purpose of hindering the exercise by the Administrative Agent or the Lenders of their rights or remedies under this Agreement; (c) any employment agreement, employee benefit plan, stock option plan, officer, director, consultant or employee indemnification agreement (and the payment of indemnities and fees pursuant to such arrangements) or any similar arrangement entered into by a Company in the ordinary course of business; (d) loans to employees or officers to the extent permitted under this Agreement; (e) loans and investments in Foreign Subsidiaries permitted under Section 5.11 hereof; or (f) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an account, appraisal or investment banking firm, in each case of nationally recognized standing that is (i) in the good faith determination of the Borrower qualified to render such letter, and (ii) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of a Company.

Section 5.18. Use of Proceeds. The Borrower’s use of the proceeds of the Loans and Letters of Credit shall be for working capital and other general corporate purposes (including, without limitation, share repurchases) of the Companies and for the refinancing of existing Indebtedness and for Acquisitions permitted hereunder; provided that the proceeds of the Term Loan shall be used for the FCX Acquisition and for the refinancing of certain Indebtedness on the Closing Date. The Borrower will not, directly or indirectly, use the proceeds of the Loans and Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, if doing so would constitute a violation of such Sanctions, or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 5.19. Corporate Names. The Borrower shall not change its corporate name and no Credit Party shall change its state or jurisdiction of organization, unless, in each case, the Borrower shall have provided the Administrative Agent and the Lenders with prompt written notice thereof.

Section 5.20. Subsidiary Guaranties. Each Subsidiary (that is not a Dormant Subsidiary, a Special Purpose Subsidiary, a CFC or a Subsidiary that is held directly or indirectly by a CFC) created, acquired or held subsequent to the Closing Date, shall, within ten Business Days after such Subsidiary is created or acquired, execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty of Payment (or a Guaranty of Payment Joinder) of all of the Obligations, such agreement to be prepared by the Administrative Agent and in form and substance acceptable to the Administrative Agent, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by the Administrative Agent and the Required Lenders; provided that:

(a)    a Subsidiary shall not be required to execute such Guaranty of Payment so long as (i) the total assets of such Subsidiary shall be less than Ten Million Dollars ($10,000,000), and (ii) the aggregate of the total assets of all such Subsidiaries with total asset values of less than Ten Million Dollars ($10,000,000) and which have not executed a Guaranty of Payment does not exceed the aggregate amount of Twenty Million Dollars ($20,000,000). In the event that the total assets of any Subsidiary that shall not be a Guarantor of Payment shall be at any time equal to or greater than Ten Million Dollars ($10,000,000) (or the foregoing Twenty Million Dollars ($20,000,000) shall be exceeded), the Borrower shall provide the Administrative Agent and the Lenders with prompt written notice of such asset value;

(b)    with respect to a Subsidiary required to execute a Guaranty of Payment pursuant to this Section 5.20, if (i) the total assets of such Subsidiary shall be less than Fifteen Million Dollars ($15,000,000), and (ii) the aggregate of the total assets of all such Subsidiaries shall be less than Thirty Million Dollars ($30,000,000), then such Subsidiary may delay the delivery to the Administrative Agent of such Guaranty of Payment and ancillary documentation until the first quarterly financial reporting date of the Borrower with respect to the quarterly period in which such Subsidiary was created, acquired or experienced an increase in amount of assets;

(c)    if any Subsidiary that has been classified as a Dormant Subsidiary, a Special Purpose Subsidiary, a CFC or a Subsidiary that is held directly or indirectly by a CFC, ceases to be a Dormant Subsidiary, a Special Purpose Subsidiary, a CFC or a Subsidiary that is held directly or indirectly by a CFC, the Borrower shall provide to the Administrative Agent prompt written notice thereof, and shall provide, with respect to such Subsidiary, all of the documents referenced in this Section 5.20;

(d)    with respect to a Foreign Subsidiary that is not a CFC (or owned by a CFC), if the Administrative Agent, in its reasonable discretion, after consultation with the Borrower, determines that the cost of delivery of any such Guaranty of Payment is illegal, impractical or cost-prohibitive, then the Administrative Agent may agree to forego (until such time as the Administrative Agent determines it is no longer illegal, impractical or cost-prohibitive in light of the circumstances to do so) the delivery of such Guaranty of Payment; and

(e)     notwithstanding anything in this Section 5.20 to the contrary, (i) any Company that is a Guarantor of the obligations under any Material Indebtedness Agreement of the Borrower, and (ii) subject to Section 5.20(a) and (b) hereof, any Domestic Subsidiary that is the parent of a Foreign Subsidiary, shall also be required to execute a Guaranty of Payment pursuant to this Section 5.20, unless otherwise agreed to in writing by the Administrative Agent.

Section 5.21. Guaranties Under Senior Unsecured Indebtedness. No Company shall be or become a primary obligor or Guarantor of any senior unsecured Indebtedness incurred under a Material Indebtedness Agreement unless such Company is also a Guarantor of Payment under this Agreement prior to or substantially concurrently therewith.

Section 5.22. Further Assurances. The Borrower shall, and shall cause each other Credit Party to, promptly upon request by the Administrative Agent, or the Required Lenders through the

Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof, and (b) do, execute, acknowledge and deliver any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification.

(a)    Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the Laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in each jurisdiction where the character of its property or its business activities makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to cause or result in a Material Adverse Effect.

(b)    As of the Closing Date, Schedule 6.1 hereto sets forth (i) each Company, (ii) each Company’s state or jurisdiction of organization, and (iii) each Person that owns the stock or other equity interest of each Company (other than the Borrower).

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law). The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement to which such Company is a party.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a)    holds all material permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance in all material respects with all Applicable Law relating thereto;

(b)    is in compliance in all material respects with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance could not reasonably be expected to have or results in a Material Adverse Effect;

(c)    is not in material violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that could not reasonably be expected to have or result in a Material Adverse Effect;

(d)    has ensured that no Company, or to the knowledge of any Company, any director or officer of a Company, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, and maintains policies and procedures designed to promote and achieve compliance with Sanctions;

(e)    is in material compliance with all applicable Bank Secrecy Act and anti-money laundering Laws and regulations;

(f)    is in compliance with Anti-Corruption Laws, and maintains policies and procedures designed to promote and achieve compliance with such laws; and

(g)    is in compliance, in all material respects, with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal that could reasonably be expected to have a Material Adverse Effect, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound that could reasonably be expected to have a Material Adverse Effect, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Title to Assets. Each Credit Party has good title to and ownership of all property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no financing statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage or charge outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind.

Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each

Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or where the failure to do so could not reasonably be expected to cause or result in a Material Adverse Effect. The provision for taxes on the books of each Company is adequate, in all material respects, for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in compliance, in all material respects, with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law or Environmental Permit is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company that could reasonably be expected to have a Material Adverse Effect. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law that could reasonably be expected to have a Material Adverse Effect. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Continued Business. There exists no actual, pending, or, to the Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances that could reasonably be expected to have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.10. Employee Benefits Plans. Schedule 6.10 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under Applicable Law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply in all material respects with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the IRS stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan (other than with respect to the Detroit Ball Bearing Company Union Employees’ Retirement Plan), the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.11. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.12. Solvency. The Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders. The Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will the Borrower be rendered insolvent by the execution and delivery of the Loan Documents to the Administrative Agent and the Lenders. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to the Administrative Agent and the Lenders incurred hereunder. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.13. Financial Statements. The audited Consolidated financial statements of the Borrower for the fiscal year ended June 30, 2017 and the unaudited Consolidated financial statements of the Borrower for the fiscal quarter ended September 30, 2017 furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present in all material respects the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.

Section 6.14. Regulations; Investment Company Act.

(a)    No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

(b)    No Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 6.15. Material Agreements. Except as disclosed on Schedule 6.15 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; or (c) collective bargaining agreement; that, as to subsections (a) through (c) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.16. Intellectual Property. Each Company owns, possesses, or has the right to use, all of the patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known material conflict with the rights of others.

Section 6.17. Insurance. The Companies maintain with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies.

Section 6.18. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by the Borrower, there is no known fact that any Company has not disclosed to the Administrative Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.19. Defaults. No Default or Event of Default exists, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. EVENTS OF DEFAULT

Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

Section 7.1. Payments. If (a) the interest on any Loan, any facility or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan or any reimbursement obligation under any Letter of Credit that has been drawn shall not be paid in full when due and payable.

Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13 or 5.15 hereof.

Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any other Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to the Borrower by the Administrative Agent or any Lender that the specified Default is to be remedied.

Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Related Writing or any other material information furnished by any Company to the Administrative Agent or the Lenders, or any thereof, shall be false or erroneous in any material respect.

Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement or upon any other obligation for payment of Indebtedness in excess of the aggregate, for all such obligations of all such Companies, of Thirty Million Dollars ($30,000,000), beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any Material Indebtedness Agreement, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could reasonably be expected to have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company, to the extent that the aggregate of all such Liens for all Companies exceeds Two Million Five Hundred Thousand Dollars ($2,500,000).

Section 7.7. Change in Control. If any Change in Control shall occur.

Section 7.8. Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that such occurrence shall constitute an Event of Default only if the aggregate of all such judgments, for all such Companies, shall exceed Thirty Million Dollars ($30,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider).

Section 7.9. Validity of Loan Documents. If (a) any material provision, in the reasonable opinion of the Administrative Agent, of any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent and the Lenders any material benefits purported to be created thereby.

Section 7.10. Solvency. If the Borrower or any other Company with aggregate assets of greater than Twenty-Five Million Dollars ($25,000,000) (but excluding in all events each Special Purpose Subsidiary or Dormant Subsidiary) shall (a) except as permitted pursuant to Section 5.5 or 5.12 hereof, discontinue business; (b) generally not pay its debts as such debts become due; (c) make a general assignment for the benefit of creditors; (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, a sequestrator, a monitor, a custodian, a trustee, an interim trustee, a liquidator, an agent or any other similar official of all or a substantial part of its assets or of such Company; (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under the Bankruptcy Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or Law, foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be; (f) file a voluntary petition under the Bankruptcy Code or seek relief under any bankruptcy or insolvency or analogous Law in any jurisdiction outside of the United States, or file a proposal or notice of intention to file such petition; (g) have an involuntary proceeding under the Bankruptcy Code filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case; (h) file a petition, an answer, an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other Law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors; (i) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Company; or (j) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8 or 7.9 hereof shall occur, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to the Borrower to:

(a)    terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loans, and the obligation of the Issuing Lender to issue any Letter of Credit, immediately shall be terminated; and/or
(b)    accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur:

(a)    all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Issuing Lender be obligated to issue any Letter of Credit; and

(b)    the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

Section 8.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 8.1 or 8.2 hereof, the Borrower shall immediately deposit with the Administrative Agent, as security for the obligations of the Borrower and any other Credit Party to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit, cash equal to one hundred five percent (105%) of the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. The Administrative Agent and the Revolving Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Revolving Lender (or any Affiliate of such Revolving Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of the Borrower and any other Credit Party to reimburse the Administrative Agent and the Revolving Lenders for any then outstanding Letters of Credit.

Section 8.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by the Borrower to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.2(b), 2.2(c) or 8.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any Affiliate of such Lender, wherever located) to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set off and application (provided that the failure to give such notice shall not affect the validity of such set off and application). In the event that any Defaulting Lender shall exercise any such right of setoff,

(a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.10 hereof and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 8.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have.

Section 8.5. Equalization Provisions.

(a)    Equalization Within Commitments Prior to an Equalization Event. Each Revolving Lender agrees with the other Revolving Lenders that, if it at any time shall obtain any Advantage over the other Revolving Lenders, or any thereof, in respect of the Applicable Debt (except as to Swing Loans and Letters of Credit prior to the Administrative Agent’s giving of notice to participate and amounts under Article III hereof), such Revolving Lender, upon written request of the Administrative Agent, shall purchase from the other Revolving Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage. Each Term Lender agrees with the other Term Lenders that, if it at any time shall obtain any Advantage over the other Term Lenders, or any thereof, in respect of the Applicable Debt (except as to amounts under Article III hereof), such Term Lender shall purchase from the other Term Lenders, for cash and at par, such additional participation in the Applicable Debt as shall be necessary to nullify the Advantage.

(b)    Equalization Between Commitments After an Equalization Event. After the occurrence of an Equalization Event, each Lender agrees with the other Lenders that, if such Lender at any time shall obtain any Advantage over the other Lenders or any thereof determined in respect of the Obligations (including Swing Loans and Letters of Credit but excluding amounts under Article III hereof) then outstanding, such Lender shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage in respect of the Obligations. For purposes of determining whether or not, after the occurrence of an Equalization Event, an Advantage in respect of the Obligations shall exist, the Administrative Agent shall, as of the date that the Equalization Event occurs:

(i)    add the Revolving Credit Exposure and the Term Loan Exposure to determine the equalization maximum amount (the “Equalization Maximum Amount”); and

(ii)    determine an equalization percentage (the “Equalization Percentage”) for each Lender by dividing the aggregate amount of its Lender Credit Exposure by the Equalization Maximum Amount.

After the date of an Equalization Event, the Administrative Agent shall determine whether an Advantage exists among the Lenders by using the Equalization Percentage. Such determination shall be conclusive absent manifest error.

(c)    Recovery of Amount. If any such Advantage resulting in the purchase of an additional participation as set forth in subsection (a) or (b) above shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery.

(d)    Application and Sharing of Set-Off Amounts. Each Lender further agrees with the other Lenders that, if it at any time shall receive any payment for or on behalf of the Borrower (or through any Guarantor of Payment) on any Indebtedness owing by the Borrower to that Lender pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other Indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it shall apply such payment first to any and all Obligations owing by the Borrower to that Lender pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section 8.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders, or any thereof, pursuant to this Section 8.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 8.6. Other Remedies. The remedies in this Article VIII are in addition to, and not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. The Administrative Agent shall exercise the rights under this Article VIII and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 8.7. Application of Proceeds.

(a)    Payments Prior to Exercise of Remedies. Prior to the exercise by the Administrative Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by Applicable Law, as follows; provided that the Administrative Agent shall have the right at all times to apply any payment received from the Borrower first to the payment of all obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 10.5 and 10.6 hereof.

(i)    with respect to payments received in connection with the Revolving Credit Commitment, to the Revolving Lenders;

(ii)    with respect to payments received in connection with the Term Loan Commitment, to the Term Lenders; and

(iii)    with respect to payments received in connection with an Additional Term Loan Facility, to the applicable Lenders.

(b)    Payments Subsequent to Exercise of Remedies. After the exercise by the Administrative Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by the Administrative Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by Applicable Law, as follows:

(i)    first, to the payment of all Obligations (to the extent not paid by the Borrower) incurred by the Administrative Agent pursuant to Sections 10.5 and 10.6 hereof;

(ii)    second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to the Administrative Agent and the Lenders, and (C) any fees then accrued and payable to the Issuing Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(iii)    third, for payment of principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Overall Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subpart (iii); and

(iv)    finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto

ARTICLE IX. THE ADMINISTRATIVE AGENT

The Lenders authorize KeyBank and KeyBank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its Affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower or any other Company, or the financial condition of the Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.2. Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) until written notice of transfer shall have been filed with the Administrative Agent, signed by such payee and in form satisfactory to the Administrative Agent (such transfer to have been made in accordance with Section 10.9 hereof).

Section 9.3. Consultation With Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

Section 9.4. Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.5. Administrative Agent and Affiliates. KeyBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and its Affiliates as though KeyBank were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, KeyBank or any of its Affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Company’s Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), KeyBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though KeyBank were not the Administrative Agent, and the terms “Lender” and “Lenders” include KeyBank and its Affiliates, to the extent applicable, in their individual capacities

Section 9.6. Knowledge or Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the Lenders.

Section 9.7. Action by Administrative Agent. Subject to the other terms and conditions hereof, so long as the Administrative Agent shall be entitled, pursuant to Section 9.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 9.8. Release of Guarantor of Payment. In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, or in the event of a merger, consolidation, dissolution or similar event, permitted pursuant to this Agreement, the Administrative Agent, at the request and expense of the Borrower, is hereby authorized by the Lenders to release a Guarantor of Payment in connection with such permitted transfer or event if, as a result of such transfer or event, such Guarantor of Payment would not be required to be a Guarantor of Payment pursuant to Section 5.20 hereof.

Section 9.9. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects in the absence of gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

Section 9.10. Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably, according to their respective Overall Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction, or from any action taken or omitted by the Administrative Agent in any capacity other than as agent under this Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.10. The undertaking in this Section 9.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the administrative agent.

Section 9.11. Successor Administrative Agent. The Administrative Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of the Borrower so long as an Event of Default does not exist and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Administrative Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Administrative Agent’s resignation as the Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 9.12. Issuing Lender. The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Issuing Lender and the documents associated therewith. The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this

Article IX, included the Issuing Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

Section 9.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Revolving Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Administrative Agent”, as used in this Article IX, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 9.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.15. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s or its Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti‑terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other Laws.

Section 9.16. Other Agents. The Administrative Agent shall have the continuing right, in consultation with the Borrower, from time to time to designate one or more Lenders (or its or their Affiliates) as “syndication agent”, “co-syndication agent”, “documentation agent”, “co-documentation agent”, “book runner”, “lead arranger”, “joint lead arranger”, “arrangers” or other designations for purposes hereof. Any such designation referenced in the previous sentence or listed on the cover of this Agreement shall have no substantive effect, and any such Lender and its Affiliates so referenced or listed shall have no additional powers, duties, responsibilities or liabilities as a result thereof, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or the Issuing Lender hereunder.

Section 9.17. Platform.

(a)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender, the Swing Line Lender and the other Lenders by posting the Communications on the Platform.

(b)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender, the Issuing Lender or the Swing Line Lender by means of electronic communications pursuant to this Section, including through the Platform.

ARTICLE X. MISCELLANEOUS

Section 10.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents.

Section 10.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of the Administrative Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent) in exercising any right, power or remedy hereunder or under any of the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 10.3. Amendments, Waivers and Consents.

(a)    General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (and the Borrower if an amendment or modification) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)    Exceptions to the General Rule. Notwithstanding the provisions of subsection (a) of this Section 10.3:

(i)    Consent of Affected Lenders Required. No amendment, modification, waiver or consent shall (A) extend or increase the Commitment of any Lender without the written consent of such Lender, (B) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or Letter of Credit reimbursement obligations or facility fees or other amounts payable hereunder without the written consent of each Lender directly affected thereby, (C) reduce the principal amount of any Loan, the stated rate of interest thereon (provided that the institution of the Default Rate or post default interest and a subsequent removal of the Default Rate or post default interest shall not constitute a decrease in interest rate pursuant to this Section 10.3(b)) or the stated rate of facility fees or other amounts payable hereunder, without the consent of each Lender directly affected thereby, (D) change the order or manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, without the consent of each Lender directly affected thereby, (E) without the unanimous consent of the Lenders, change any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (F) without the unanimous consent of the Lenders, release the Borrower or any Guarantor of Payment, except, in the case of a Guarantor of Payment, in connection with a transaction specifically permitted hereunder in accordance with Section 9.8 hereof, or (G) without the unanimous consent of the Lenders, amend this Section 10.3 or Section 8.5 hereof.

(ii)    Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. The Administrative Agent Fee Letter may be amended or modified by the Administrative Agent and the Borrower without the consent of any other Lender. No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(iii)    Technical and Conforming Modifications. Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (A) if such modifications are not adverse to the Lenders and are requested by Governmental Authorities, (B) to cure any ambiguity, defect or inconsistency, or (C) to the extent necessary to integrate any increase in the Commitment or new Loans pursuant to Section 2.10(b) hereof.

(c)    Replacement of Non‑Consenting Lender. If, in connection with any proposed amendment, waiver or consent hereunder, the consent of all Lenders is required, but only the consent of Required Lenders is obtained, (any Lender withholding consent as described in this subsection (c) being referred to as a “Non‑Consenting Lender”), then, so long as the Administrative Agent is not the Non‑Consenting Lender, the Administrative Agent may (and shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Non‑Consenting Lender and the Borrower, require such Non‑Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.9 hereof) all of its interests, rights and obligations under this Agreement to a financial institution acceptable to the Administrative Agent and the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non‑Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such financial institution (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof).

(d)    Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by the Administrative Agent to all of the Lenders. Notice (and upon written request of a Lender, a copy) of any amendment effectuated pursuant to Sections 2.10(c)(iii) or 10.3(b)(iii) hereof shall be provided to the Lenders by the Administrative Agent. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of the Administrative Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 10.3, regardless of its failure to agree thereto.

Section 10.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to the Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to the Administrative Agent or a Lender, mailed or delivered to it, addressed to the address of the Administrative Agent or such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered (if received during normal business hours on a Business Day, such Business Day or otherwise the following Business Day) or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile or electronic communication, in each case of facsimile or electronic communication with telephonic confirmation of receipt, except that telephonic confirmation is not required when notice is being provided under Section 5.3(d) hereof. All notices hereunder shall not be effective until received. For purposes of Article II hereof, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an Authorized Officer, and the Borrower shall hold the Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 10.5. Costs, Expenses and Documentary Taxes. The Borrower agrees to pay on demand all reasonable and properly documented costs and expenses of the Administrative Agent, including but not limited to (a) syndication, administration, travel and out‑of‑pocket expenses, including but not limited to attorneys’ fees and expenses, of the Administrative Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, and the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of the Administrative Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out‑of‑pocket expenses of special counsel for the Administrative Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. The Borrower also agrees to pay on demand all properly documented costs and expenses of the Administrative Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any other Related Writing. In addition, the Borrower shall pay any and all properly documented stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees, other than those liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent, or, with respect to amounts owing to a Lender, such Lender, in each case as determined by a final judgment of a court of competent jurisdiction. All obligations provided for in this Section 10.5 shall survive any termination of this Agreement.

Section 10.6. Indemnification. The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent, the Issuing Lender and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or the Administrative Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor the Administrative Agent shall have the right to be indemnified under this Section 10.6 for its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. All obligations provided for in this Section 10.6 shall survive any termination of this Agreement.

Section 10.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Administrative Agent or the Lenders pursuant hereto shall be deemed to constitute the Administrative Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between the Borrower and the Lenders with respect to the Loan Documents and the other Related Writings is and shall be solely that of debtor and creditors, respectively, and neither the Administrative Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and by facsimile or other electronic signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.9. Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.9, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.9, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section 10.9 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.9 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including, without limitation (i) such Lender’s Commitment, (ii) all Loans made by such Lender, (iii) such Lender’s Notes (if any), and (iv) such Lender’s interest in any Letter of Credit or Swing Loan); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    no minimum amount is required to be assigned in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Commitment (to the extent the Commitment is still in effect) and the Loans at the time owing to such Lender, (y) contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subpart (b)(i)(B) of this Section 10.9 in the aggregate, or (z) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)     in any case not described in subpart (b)(i)(A) of this Section 10.9, the aggregate amount of each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent (or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than Five Million Dollars ($5,000,000), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the portion of such Lender’s Commitment assigned, except that this subpart (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to separate facilities on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.9 and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed)(a failure of the Borrower to approve a distressed debt fund or vulture fund shall not be deemed to be unreasonable so long as the Leverage Ratio for the most recently completed four fiscal quarters of the Borrower shall be less than 3.00 to 1.00) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof, and (z) the Borrower’s consent shall not be required during the primary syndication of the Commitment;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the Issuing Lender and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitment.

(iv)    Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500); provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form supplied by the Administrative Agent.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any Person that, upon becoming a Lender, would constitute a Defaulting Lender, or (C) any Person who directly competes with any Company in a principal line of business of such Company (which Person has been designated by the Borrower as such by written notice to the Administrative Agent, which information shall be provided to the Lenders by the Administrative Agent), and any Affiliates of such Person, to the extent such Affiliates (x) are clearly identifiable as affiliates on the basis of such Affiliates’ names and (y) are not bona fide debt investment funds that are Affiliates of such Person. For the avoidance of doubt, with respect to any assignee that becomes disqualified pursuant to the foregoing provisions after the date on which an assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person, such assignee shall not retroactively be disqualified from becoming a Lender, and the execution by the Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered disqualified.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subpart (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)    Treatment as Lenders. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.9, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement, and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Sections 10.5 and 10.6 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subpart shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.9.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, and any Persons to whom an assignment may not be made due to Section 10.9(b)(v)(C) above) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Notes, if any, held by it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.10 with respect to any payments made by such Lender to any of its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following (to the extent that it affects such Participant): (i) any increase in the portion of the participation amount of any Participant over the amount thereof then in effect, or any extension of the Commitment Period; or (ii) any reduction of the principal amount of or extension of the time for any payment of principal on any Loan, or the reduction of the rate of interest or extension of the time for payment of interest on any Loan, or the reduction of the facility fee. The Borrower agrees that each Participant shall be entitled to the benefits of Article III hereof (subject to the requirements and limitations therein, including the requirements under Section 3.2(e) hereof (it being understood that the documentation required under Section 3.2(e) hereof shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.9; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.5 and 3.6 hereof as if it were an assignee under subsection (b) of this Section 10.9; and (B) shall not be entitled to receive any greater payment under Article III hereof, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.6 hereof with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.4 hereof as though it were a Lender; provided that such Participant agrees to be subject to Section 8.5 hereof as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which such Lender enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.10. Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders. Any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII hereof or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.4 hereof shall be applied at such time or times as may be determined by the Administrative Agent as follows: (A) first, to the payment of amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; (C) third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13 hereof; (D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (1) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (2) cash collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13 hereof; (F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (y) such payment is a payment of the principal amount of any Loans or any Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (z) such Loans were made or reimbursement of any payment on any Letters of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.1 hereof were satisfied or waived, such payment shall be applied solely to pay the Loans of, and the Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Letter of Credit Exposure and Swing Loans are held by the Lenders pro rata in accordance with the Commitment under the applicable facility without giving effect to Section 10.10(a)(iv) hereof. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 10.10(a)(ii) hereof shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans or the Term Loan funded by it, and (2) its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13 hereof.

(B)    Each Defaulting Lender shall be entitled to receive letter of credit fees, as set forth in Section 2.2(b) hereof for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13 hereof.

(C)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to subpart (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in the Letter of Credit Exposure or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to subpart (iv) below, (2) pay to the Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in the Letter of Credit Exposure and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Commitment Percentages with respect thereto (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Applicable Commitment Percentage with respect to the Revolving Credit Commitment. Subject to Section 10.20 hereof, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in subpart (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (y) first, prepay Swing Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (z) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.13 hereof.

(b)    Defaulting Lender Cure. If Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be reasonably necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable facility (without giving effect to Section 10.10(a)(iv) hereof), whereupon such Lender will cease to be a Defaulting Lender; provided that (i) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Loan and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loan unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan, and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)    Replacement of Defaulting Lenders. Each Lender agrees that, during the time in which any Lender is a Defaulting Lender, the Administrative Agent shall have the right (and the Administrative Agent shall, if requested by the Borrower), at the sole expense of the Borrower, upon notice to such Defaulting Lender and the Borrower, to require that such Defaulting Lender assign and delegate, without recourse (in accordance with the restrictions contained in Section 10.9 hereof), all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by the Borrower (unless an Event of Default shall exist) and the Administrative Agent, that shall assume such obligations.

Section 10.11. Patriot Act Notice. Each Lender, and the Administrative Agent (for itself and not on behalf of any other party), hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and the Administrative Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or a Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 10.12. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13. Investment Purpose. Each of the Lenders represents and warrants to the Borrower that such Lender is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of the Administrative Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.14. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15. Confidentiality. The Administrative Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of the Administrative Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, the Administrative Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of the Borrower with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 10.15); (c) to the parent corporation or other affiliates of the Administrative Agent or such Lender, and to their respective directors, officers, employees, agents, advisors, auditors and attorneys; (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by Applicable Law or court order, the Administrative Agent or such Lender, as applicable, shall notify the chief financial officer of the Borrower of any request by any Governmental Authority or representative thereof (other than any such request by a regulator of the Administrative Agent or such Lender in connection with an examination of the financial condition of the Administrative Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information; and (e) with the Borrower’s consent. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section 10.15 shall not relieve the Borrower of any of the obligations to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.

Section 10.16. Limitations on Liability of the Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Lender against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the account party on such Letter of Credit shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to such account party, to the extent of any direct, but not consequential, damages suffered by such account party that such account party proves were caused by (i) the Issuing Lender’s willful misconduct or gross negligence (as determined by a final judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit, or (ii) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 10.17. General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, the Issuing Lender or any other Person against the Administrative Agent, the Issuing Lender, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, the Administrative Agent and the Issuing Lender hereby, to the fullest extent permitted under Applicable Law, waive, release and agree not to sue or counterclaim upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor, and regardless of whether any Lender, Issuing Lender or the Administrative Agent has been advised of the likelihood of such loss of damage; provided that nothing in this Section 10.17 shall be construed to limit or negate the Borrower’s indemnification of the Administrative Agent and the Lenders from claims by any Person pursuant to Section 10.6 hereof.

Section 10.18. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, any other Companies, or any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 10.19. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 10.21. Governing Law; Submission to Jurisdiction.

(a)    Governing Law. This Agreement, each of the Notes and any other Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary) shall be governed by and construed in accordance with the Laws of the State of Ohio and the respective rights and obligations of the Borrower, the Administrative Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b)    Submission to Jurisdiction. The Borrower hereby irrevocably submits to the non‑exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any other Related Writing (except as otherwise set forth in any Loan Document executed by a Foreign Subsidiary), and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. The Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. The Borrower agrees that a final, non‑appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement at Cleveland, Ohio as of the date first set forth above.

Address:One Applied Plaza Cleveland, Ohio 44115 Attention: Chief Financial Officer
APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By: /s/ David K. Wells
David K. Wells
Vice President - Chief Financial Officer & Treasurer

By: /s/ Fred D. Bauer
Fred D. Bauer
Vice President - General Counsel & Secretary

Signature Page to
Credit Agreement

Address:127 Public Square Cleveland, Ohio 44114-1306 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION as the Administrative Agent, the Swing Line Lender, the Issuing Lender and as a Lender By: /s/ Brian P. Fox Brian P. Fox Senior Vice President

Signature Page to
Credit Agreement

Address: 1350 Euclid Avenue	U. S. BANK NATIONAL ASSOCIATION
Cleveland, OH 44115
Attention: Commercial Banking	By: /s/ Christine C. Gencer
James R. Rice	Name: Christine C. Gencer
Vice President	Title: Vice President

Signature Page to
Credit Agreement

Address: PNC Bank	PNC BANK, NATIONAL ASSOCIATION
1900 E. Ninth Street
Cleveland, OH 44114	By: /s/ Joseph G. Moran
Attention: Joe Moran	Name: Joseph G. Moran
Title: Senior Vice President

Signature Page to
Credit Agreement

Address: 10 S. Dearborn, Floor 9	JPMORGAN CHASE BANK, N.A.
Chicago, IL 60603-2300
Attention: Eric Bergeson	By: /s/ Eric Bergeson
Name: Eric Bergeson
Title: Senior Vice President

Signature Page to
Credit Agreement

Address: 8200 Greensboro Drive	BRANCH BANKING AND TRUST COMPANY
Suite 1000
McClean, VA 22102	By: /s/ Carlos Navarrete
Attention: Carlos Navarrete	J. Carlos Navarrete
Vice President

Signature Page to
Credit Agreement

Address: 38 Fountain Square Plaza	FIFTH THIRD BANK
Cincinnati, OH 45208
Attention: Rachel Hermanson	By: /s/ Rachel Hermanson
Name: Rachel Hermanson
Title: Vice President

Signature Page to
Credit Agreement

Address: 135 N. Pennsylvania St.	BMO HARRIS BANK, N.A.
9th Floor
Indianapolis, IN 46204	By: /s/ Betsy Phillips
Attention: Betsy Phillips	Betsy Phillips
Director

Signature Page to
Credit Agreement

Address: 525 William Penn Place, Ste 2660	CITIZENS BANK, N.A.
Pittsburgh, PA 15219
Attention: Fran McCarthy	By: /s/ Nicholas Buzzelli
Nicholas Buzzelli
Senior Vice President

Signature Page to
Credit Agreement

Address: Wells Fargo Bank, N.A.	WELLS FARGO BANK, NATIONAL ASSOCIATION
301 S. College Street, 11th Floor
Charlotte, NC 28202	By: /s/ Kara Treiber
Attention: Kara Treiber	Name: Kara Treiber
Title: Vice President

Signature Page to
Credit Agreement

Address: 1375 E. 9th Street, Suite 1300	BANK OF AMERICA, N.A.
Cleveland, OH 44114
Mail Code: OH4-375-13-00	By: /s/ Gregory J. Bosio
Attention: John Masters	Gregory J. Bosio
Senior Vice President

Signature Page to
Credit Agreement

Address: 95 Washington St.	HSBC BANK USA, NATIONAL ASSOCIATION
1 SW
Buffalo, NY 14203	By: /s/ Ross Graney
Attention: Ross Graney	Name: Ross Graney
Title: Assistant Vice President

Signature Page to
Credit Agreement

Address: One Indiana Square, Suite 903	REGIONS BANK
Indianapolis, IN 46204
Attention: Eric Harvey	By: /s/ Eric J. Harvey
Eric J. Harvey
Senior Vice President

Signature Page to
Credit Agreement

Address: 211 Perimeter Ctr Pkwy, Ste 500	SUNTRUST BANK
Atlanta, GA 30346
Attention: Charlene Conley	By: /s/ Carlos Cruz
Name: Carlos Cruz
Title: Vice President

Signature Page to
Credit Agreement

Address: 1375 E. 9th Street	BANK OF THE WEST
Suite 1920
Cleveland, OH 44114	By: /s/ Patrick F. Dunphy
Attention: Patrick Dunphy	Name: Patrick F. Dunphy
Title: Director

Signature Page to
Credit Agreement

Address: 200 Public Square	THE HUNTINGTON NATIONAL BANK
6th Floor - CM62
Cleveland, OH 44114	By: /s/ Brian H. Gallagher
Attention: Brian H. Gallagher	Brian H. Gallagher
Managing Director

Signature Page to
Credit Agreement

Address: Comerica Bank	COMERICA BANK
3551 Hamlin Road, MC 2396
Auburn Hills, MI 48236	By: /s/ Robert Wilson
Attention: Relationship Mgr - AIT	Name: Robert Wilson
Title: Vice President

Signature Page to
Credit Agreement

Address: 55 Public Square	FIRST NATIONAL BANK OF PENNSYLVANIA
Suite 1460
Cleve. OH 44113	By: /s/ John F. Neumann
Attention: J. Newmann	Name: John F. Neumann
Title: Senior Vice President

Signature Page to
Credit Agreement

SCHEDULE 1

COMMITMENTS OF LENDERS

LENDERS	REVOLVING CREDIT COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	TERM LOAN COMMITMENT PERCENTAGE	TERM LOAN COMMITMENT AMOUNT	MAXIMUM AMOUNT
KeyBank National Association	14.564%	$36,407,766.98	14.564%	$113,592,233.02	$150,000,000.00
U.S. Bank National Association	10.680%	$26,699,029.13	10.680%	$83,300,970.87	$110,000,000.00
PNC Bank, National Association	10.680%	$26,699,029.13	10.680%	$83,300,970.87	$110,000,000.00
JPMorgan Chase Bank, N.A.	10.680%	$26,699,029.13	10.680%	$83,300,970.87	$110,000,000.00
Branch Banking and Trust Company	7.767%	$19,417,475.73	7.767%	$60,582,524.27	$80,000,000.00
Fifth Third Bank	7.767%	$19,417,475.73	7.767%	$60,582,524.27	$80,000,000.00
BMO Harris Bank, N.A.	4.854%	$12,135,922.33	4.854%	$37,864,077.67	$50,000,000.00
Citizens Bank, N.A.	4.854%	$12,135,922.33	4.854%	$37,864,077.67	$50,000,000.00
Wells Fargo Bank, National Association	4.854%	$12,135,922.33	4.854%	$37,864,077.67	$50,000,000.00
Bank of America, N.A.	4.854%	$12,135,922.33	4.854%	$37,864,077.67	$50,000,000.00
HSBC Bank USA, National Association	4.854%	$12,135,922.33	4.854%	$37,864,077.67	$50,000,000.00

Regions Bank	3.398%	$8,495,145.63	3.398%	$26,504,854.37	$35,000,000.00
SunTrust Bank	3.398%	$8,495,145.63	3.398%	$26,504,854.37	$35,000,000.00
Bank of the West	1.942%	$4,854,368.93	1.942%	$15,145,631.07	$20,000,000.00
The Huntington National Bank	1.942%	$4,854,368.93	1.942%	$15,145,631.07	$20,000,000.00
Comerica Bank	1.456%	$3,640,776.70	1.456%	$11,359,223.30	$15,000,000.00
First National Bank of Pennsylvania	1.456%	$3,640,776.70	1.456%	$11,359,223.30	$15,000,000.00
Total Commitment Amount	100.00%	$250,000,000.00	100.00%	$780,000,000.00	$1,030,000,000.00

SCHEDULE 2

GUARANTORS OF PAYMENT

Domestic Subsidiaries

Applied Industrial Technologies - CA LLC, a Delaware limited liability company
Applied Industrial Technologies - Capital Inc., a Delaware corporation
Applied Industrial Technologies -- PA LLC, a Pennsylvania limited liability company
Applied Industrial Technologies - Dixie, Inc., a Tennessee corporation
Bearings Pan American, Inc., an Ohio corporation
ESI Acquisition Corporation d/b/a Engineered Sales, Inc., an Ohio corporation
Air Draulics Engineering Co., a Tennessee corporation
A&H Fluid Technologies, Inc., an Alabama corporation
Applied Fluid Power Holdings, LLC, an Ohio limited liability company
Bay Advanced Technologies, LLC, an Ohio limited liability company
Carolina Fluid Components, LLC, an Ohio limited liability company
DTS Fluid Power, LLC, an Ohio limited liability company
FluidTech, LLC, an Ohio limited liability company
HydroAir Hughes, LLC, an Ohio limited liability company
Power Systems, LLC, an Ohio limited liability company
Applied Maintenance Supplies & Solutions, LLC, an Ohio limited liability company
AIT International Inc., an Ohio corporation
Applied US, L.P., a Delaware limited partnership
Bearings Sales & Services Inc., a Washington corporation
Air-Hydraulic Systems, Inc., a Minnesota corporation
Applied Industrial Technologies - PACIFIC LLC, a Delaware limited liability company
Spencer Fluid Power, Inc., an Ohio corporation
Knox Oil Field Supply, Inc., a Texas corporation
Atlantic Fasteners Co., LLC, an Ohio limited liability company
S. G. Morris Co., LLC, an Ohio limited liability company
Applied US Energy, Inc., an Ohio corporation
HUB Industrial Supply, LLC, an Ohio limited liability company
Baro Controls, Inc., a Texas corporation
Baro Controls-Golden Triangle, Inc., a Texas corporation
Baro Holdings, Inc., a Texas corporation
Baro Process Products, Inc., a Texas corporation
Basin Engine & Pump, Inc., a Texas corporation
Corrosion Fluid Products Corp., a Michigan corporation
Eads Distribution, LLC, a Delaware limited liability company
FCX Group Holdings, LP, a Delaware limited partnership
FCX Group GP, LLC, a Delaware limited liability company
FCX Holdings Corp., an Ohio corporation
FCX Intermediate Holdings, LLC, a Delaware limited liability company
FCX Performance, Inc., an Ohio corporation
FCX Process Solutions, LLC, an Ohio limited liability company
FCX USA, Inc., an Ohio corporation
FCX-Eads Blocker 1, LLC, a Delaware limited liability company
FCX-Eads Blocker 2 Corp., a Delaware corporation

Hughes Machinery Company, a Missouri corporation
IPS Flow Control Corporation, an Ohio corporation
Instrumentation Services, Inc., a Florida corporation
Integrated Plant Services, Inc., an Ohio corporation
North Coast Instruments, Inc., an Ohio corporation
Power Plant Equipment Co., a Kansas corporation
Process Control Services, Inc., a Michigan corporation
Pump Energy, Inc., a Delaware corporation
Pump Pro’s, Inc., an Ohio corporation
R.L. Stone Company, Inc., a New York corporation

Foreign Subsidiaries

Applied Luxembourg, S.à.r.l., a limited liability company organized under the laws of Luxembourg
Applied Nova Scotia Company, an unlimited liability company organized under the laws of Nova Scotia, Canada
Applied Canada Holdings, ULC, an unlimited liability company organized under the laws of Nova Scotia, Canada
Applied Northern Holdings, ULC, an unlimited liability company organized under the laws of Nova Scotia, Canada

SCHEDULE 2.2

EXISTING LETTERS OF CREDIT

Letter of Credit Number	Account Party	Beneficiary	Amount	Expiration
S300094000E	Applied Industrial Technologies, Inc.	Travelers Insurance Co.	$300,000	5/07/2019
S300095000E	Applied Industrial Technologies, Inc.	Hartford Insurance	$200,000	5/07/2018
S305267000E	Applied Industrial Technologies, Inc.	US Fidelity and Guaranty Co.	$350,000	5/07/2018
S322385000B	Applied Industrial Technologies, Inc.	Westpac	$1,669,920	9/20/2018
S325684	Applied Industrial Technologies, Inc.	BMO Harris Bank, N.A.	$ 1,163,095.39	1/30/2019

SCHEDULE 5.9

LIENS

See attached.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. et al.
PERMITTED LIEN SCHEDULE
as of January 25, 2018

DEBTOR	SECURED PARTY	JURISDICTION	THROUGH DATE	FILE DATE	LAPSE DATE	FILE NUMBER	DESCRIPTION OF COLLATERAL
Applied Industrial Technologies, Inc.	Somerset Leasing Corp. XVII	Delaware Secretary of State	01.10.18	02.09.11 01.14.16	01/14/21	2011 0478712 20160276681	specific leased equipment continuation
Applied Industrial Technologies, Inc.	Somerset Leasing Corp. XVII Bank Financial F.S.B. (FA)	Ohio Secretary of State	01.17.18	11.09.09 09.26.11 10.16.14	11.09.19	OH00138292496 20112700264 20142890225	specific leased equipment assignment assignee: Bank Financial F.S.B. (FA) continuation
Applied Industrial Technologies, Inc.	Somerset Leasing Corp. I	Ohio Secretary of State	01.17.18	03.03.11 01.11.16	03.03.21	OH00148521233 20160110544	specific leased equipment continuation
Applied Industrial Technologies, Inc.	Somerset Capital Group, Ltd.	Ohio Secretary of State	01.17.18	04.04.11 03.04.16	04.04.21	OH00149177091 20160640728	specific leased equipment continuation
Applied Industrial Technologies, Inc.	John Crane Inc.	Ohio Secretary of State	01.17.18	03.13.14	03.13.19	OH00174461257	all inventory used, sold or consumed, including but not limited to accounts, chattel paper, instruments, general intangibles, proceeds, products
Applied Industrial Technologies, Inc.	De Lage Landen Financial Services, Inc.	Ohio Secretary of State	01.17.18	04.15.14	04.15.19	OH00175397352	specific leased equipment
Applied Industrial Technologies, Inc.	Director of the Ohio Development Services Agency	Ohio Secretary of State	01.17.18	05.01.14	05.01.19	OH00175867591	personal property, including but not limited to building materials, rents, future leases, funds loaned, payment, insurance, book, proceeds

Applied Industrial Technologies, Inc.	De Lage Landen Financial Services, Inc.	Ohio Secretary of State	01.17.18 01.17.18	02.19.16 03.31.16	03.31.21	OH00198023813 20160950144	Specific leased equipment amended and restated covered collateral
Applied Industrial Technologies, Inc.	U.S. Bank Equipment Finance, Division of U.S. Bank National Association	Ohio Secretary of State	01.17.18	04.21.16	04.21.21	OH00200040399	Specific leased equipment
Applied Industrial Technologies, Inc.	De Lage Landen Financial Services, Inc.	Ohio Secretary of State	01.17.18	05.17.16	05.17.21	OH00201037474	Specific leased equipment
Applied Industrial Technologies, Inc.	Red-D-Arc Inc.	Ohio Secretary of State	01.17.18	06.05.17	06.05.22	OH00211881677	Specific leased equipment
Applied Industrial Technologies, Inc.	Director of the Ohio Development Services Agency	Cuyahoga County Ohio	01.18.18	05.01.14	05.01.19	201405019001	fixture
Applied Industrial Technologies, LLC	United States Steel Corporation	Pennsylvania Secretary of State	01.10.18	02.28.14	02.28.19	2014030301865	all hydraulic and lubrication equipment
Applied Industrial Technologies, Inc.	Somerset Leasing Corp. XVII	Delaware Secretary of State	11.22.15 01.10.18	02.09.11 01.14.16	02.09.16 01.14.21	2011 0478712 20160276681	specific leased equipment continuation
ESI Acquisition Corporation d/b/a Engineered Sales, Inc.	United States Steel Corporation	Ohio Secretary of State	01.17.18	03.31.11 03.03.16	03.03.21	OH00149140105 20160630242	owned equipment confirmation
Engineered Sales, Inc.	Wells Fargo Bank, N.A.	Ohio Secretary of State	01.17.18	01.29.15	01.29.20	OH00182704465	specific equipment, proceeds
Power Systems, LLC	U.S. Bank Equipment Finance	Ohio Secretary of State	01.17.18	02.05.14	02.05.19	OH00173710659	specific equipment
Power Systems, LLC	U.S. Bank Equipment Finance	Ohio Secretary of State	01.17.18	10.10.14	10.10.19	OH00180146227	specific equipment
Power Systems, LLC	U.S. Bank Equipment Finance	Ohio Secretary of State	01.17.18	10.10.14	10.10.19	OH00180147906	specific equipment
Power Systems, LLC	U.S. Bank Equipment Finance	Ohio Secretary of State	01.17.18	10.27.14	10.27.19	OH00180509035	specific equipment

S. G. Morris Co., LLC	United State Steel Corporation	Ohio Secretary of State	01.17.18	06.07.06 02.14.11 06.03.16	06.03.21	OH00103035461 20110460303 20161550288	specific equipment owned by United States Steel Corporation continuation continuation
Baro Controls, Inc. *	Bank of Montreal, as Administrative Agent	Texas Secretary of State	12.27.17	10.16.12 06.08.17	10.17.22	120032776098 1700195138	all assets continuation
Baro Controls-Golden Triangle, Inc. *	Bank of Montreal, as Administrative Agent	Texas Secretary of State	12.27.17	10.16.12 06.08.17	10.17.22	120032776119 1700195139	all assets continuation
Baro Holdings, Inc. *	Bank of Montreal, as Administrative Agent	Texas Secretary of State	12.27.17	10.16.12 06.08.17	10.17.22	120032776351 17001951140	all assets continuation
Baro Holdings, Inc.	Marlin Business Bank	Texas Secretary of State	12.27.17	03.06.13	03.06.18	130007054555	leased equipment: cannon copier
Baro Process Products, Inc. *	Bank of Montreal, as Administrative Agent	Texas Secretary of State	12.27.17	10.16.12 06.08.17	10.17.22	120032776230 1700195141	all assets continuation
Basin Engine & Pump, Inc. *	Bank of Montreal, as Administrative Agent	Texas Secretary of State	12.28.17	12.14.17	12.14.22	170041945394	all assets
Corrosion Fluid Products Corp.	United States Steel Corporation	Michigan Department of State	01.03.18	01.29.09 01.27.14	01.29.19	20090152518 20140128518	All owned pump/components held by debtor for storage/repair various contracts/purchase orders continuation
EADS DISTRIBUTION LLC	Wells Fargo Bank, N.A.	Delaware Secretary of State	12.18.17	06.20.14	06.20.19	20142439800	equipment: Forklift
EADS DISTRIBUTION LLC	Wells Fargo Bank, N.A.	Delaware Secretary of State	12.18.17	08.06.14	08.06.19	20143139904	equipment: Forklift
EADS DISTRIBUTION LLC	Wells Fargo Bank, N.A.	Delaware Secretary of State	12.18.17	08.11.14	08.11.19	20143212370	equipment: Forklift
EADS DISTRIBUTION LLC*	Bank of Montreal, as Administrative Agent	Delaware Secretary of State	12.18.17	11.14.17	11.14.22	20177550033	all assets of debtor
FCX Holdings Corp. *	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162042508 20171590070	all assets continuation
FCX Group Holdings, LP*	Bank of Montreal, as Administrative Agent	Delaware Secretary of State	12.18.17	10.15.12 06.08.17	10.15.22	20123967512 20173760870	all assets of Debtor continuation

FCX Performance, Inc. *	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162035856 20171590074	all assets continuation
FCX Performance, Inc.	Mitel Leasing, Inc.	Ohio Secretary of State	12.26.17	07.10.13	07.10.18	OH00168687732	rental equipment-security interest only
FCX Performance, Inc.	Mitel Leasing, Inc.	Ohio Secretary of State	12.26.17	10.01.13	10.01.18	OH00170601160	rental equipment-security interest only
FCX Performance, Inc.	NEC Financial Services, LLC	Ohio Secretary of State	12.26.17	04.16.14	04.16.19	OH00175427842	leased equipment-master lease agreement
FCX Performance, Inc.	NEC Financial Services, LLC	Ohio Secretary of State	12.26.17	04.16.14	04.16.19	OH00175427953	Progress payment note max. principal of $720,192.98 dtd 4/11/14
FCX Process Solutions, LLC*	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162035523 20171590076	all assets continuation
FCX USA, Inc. *	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162042164 20171590078	all assets continuation
FCX-Eads Blocker 1, LLC*	Bank of Montreal, as Administrative Agent	Delaware Secretary of State	12.18.17	11.14.17 12.08.17	11.14.22	20177550017 20178145304	all assets of Debtor amendment debtor change: SBOF II (EADS) Holdings, LLC
FCX-Eads Blocker 2 Corp. *	Bank of Montreal, as Administrative Agent	Delaware Secretary of State	12.18.17	11.14.17 12.08.17	11.14.22	20177550025 20178145288	all assets of debtor amendment debtor change: CAPSTREET - EADS BLOCKER CORP.
Hughes Machinery Company*	Bank of Montreal, as Administrative Agent	Missouri Secretary of State	12.22.17	10.16.12 06.08.17	10.16.22	1210181404919 1706088928431	all assets continuation
IPS Flow Control Corporation*	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162035745 20171590082	all assets continuation
Instrumentation Service, Inc. *	Bank of Montreal, as Administrative Agent	Florida Department of State	12.29.17	10.16.12 06.12.17	10.16.22	201207720796 201701489927	all assets continuation
Integrated Plant Services, Inc.*	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162042497 20171590080	all assets continuation
Integrated Plant Services, Inc.	Ohio Department of Taxation	Franklin County Ohio	12.29.17	04.07.17		17JG011680	Sales Tax - $533.22 per note on summary, lien is still open
North Coast Instruments, Inc.*	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162035412 20171590084	all assets continuation

PROCESS CONTROL SERVICES, INC.	Bank of Montreal, as Administrative Agent	Michigan Department of State	01.03.18	07.10.15	07.10.20	20150989095	all assets
Pump Energy, Inc.*	Bank of Montreal, as Administrative Agent	Delaware Secretary of State	12.18.17	07.24.14	7.24.19	20142943546	all assets of Debtor
Pump Pro’s, Inc.*	Bank of Montreal, as Administrative Agent	Ohio Secretary of State	12.26.17	10.16.12 06.08.17	10.16.22	OH00162041930 20171590086	all assets continuation
R.L. Stone Company, Inc.	Deutsche Bank AG, Acting by and through New York Branch	Department of State New York	12.28.17	07.28.15	07.28.20	201507285834716	Accounts per Supplier Financing Agreement dated 7/28/15
*All filings listing Bank of Montreal, as Administrative Agent will be terminated on the Closing Date following the closing of the FCX Acquisition.

SCHEDULE 6.1

CORPORATE EXISTENCE; SUBSIDIARIES

SUBSIDIARY NAME	STATE OF INCORPORATION	OWNERSHIP
Applied Industrial Technologies, Inc.	Ohio	N/A (Borrower)
A&H Fluid Technologies, Inc. (f/k/a Air and Hydraulics Engineering, Incorporated)	Alabama	100% Borrower
Air Draulics Engineering Co.	Tennessee	100% Borrower
Air-Hydraulic Systems, Inc.	Minnesota	100% Borrower
AIT Canada, ULC	Nova Scotia	100% Applied US, L.P.
AIT International Inc.	Ohio	100% Bearing Sales & Services Inc.
Applied Australia Holdings Pty Ltd.	Victoria, Australia	100% Bearing Sales & Services Inc.
Applied Canada Holdings, ULC	Nova Scotia	100% Applied Nova Scotia Company
Applied Fluid Power Holdings, LLC	Ohio	100% Applied Northern Holdings, ULC
Applied Industrial Technologies - CA LLC	Delaware	100% Borrower
Applied Industrial Technologies Canada, ULC	Nova Scotia	100% Applied Industrial Technologies, LP
Applied Industrial Technologies - Capital Inc.	Delaware	100% Applied Industrial Technologies - CA LLC
Applied Industrial Technologies - Dixie, Inc.	Tennessee	100% Borrower
Applied Industrial Technologies, LP	Ontario	99.99% Applied US, L.P. 0.01% AIT Canada, ULC
Applied Industrial Technologies Limited	New Zealand	100% Applied Australia Holdings Pty Ltd.
Applied Industrial Technologies -- PA LLC	Pennsylvania	100% Borrower
Applied Industrial Technologies - PACIFIC LLC	Delaware	100% Applied Industrial Technologies - CA LLC
Applied Industrial Technologies Pty Ltd.	Australia	100% Applied Australia Holdings Pty Ltd.
Applied Luxembourg, S.à.r.l.	Luxembourg	100% Bearing Sales & Services Inc.
Applied Maintenance Supplies & Solutions, LLC	Ohio	100% Borrower
Applied Mexico, S.A. de C.V.	Mexico	98.6% Applied Mexico Holdings, S.A. de C.V. 0.8% Bearings Pan American, Inc. 0.6% Sergio Nevarez
Applied Mexico Holdings, S.A. de C.V.	Mexico	99.99% Bearing Sales & Services Inc. 0.01% Bearings Pan American, Inc.
Applied Northern Holdings, ULC	Nova Scotia	100% Applied US, L.P.
Applied Nova Scotia Company	Nova Scotia	100% Applied Luxembourg, S.à.r.l.
Applied US, L.P.	Delaware	99.99% Applied Nova Scotia Company 0.01% Applied Canada Holdings, ULC
Applied US Energy, Inc.	Ohio	100% Borrower
AIT Holdings Corp.	Alberta	100% Applied Industrial Technologies, LP
Atlantic Fasteners Co., LLC	Ohio	100% Applied Maintenance Supplies & Resolutions, LLC
Baro Controls, Inc.	Texas	100% Baro Holdings, Inc.
Baro Controls-Golden Triangle, Inc.	Texas	100% Baro Controls, Inc.
Baro Holdings, Inc	Texas	100% FCX Performance, Inc.
Baro Process Products, Inc.	Texas	100% Baro Holdings, Inc.
Basin Engine & Pump, Inc.	Texas	100% FCX Performance, Inc.
Bay Advanced Technologies, LLC	Ohio	100% Applied Fluid Power Holdings, LLC
Bay Advanced Technologies Singapore Pte. Ltd.	Singapore	100% Bay Advanced Technologies, LLC

BER International, Inc.	Barbados	100% Borrower
Bearings, Inc. [Dormant Subsidiary]	Tennessee	100% Borrower
Bearings Sales & Services Inc.	Washington	100% Applied Industrial Technologies - Dixie, Inc.
Bearings Pan American, Inc.	Ohio	100% Bearing Sales & Services Inc.
Carolina Fluid Components, LLC	Ohio	100% Applied Fluid Power Holdings, LLC
Corrosion Fluid Products Corp.	Michigan	100% FCX Performance, Inc.
Disenos Construcciones y Fabricaciones Hispanomericanas, S.A.	Mexico	99.9% Applied Mexico, S.A. de C.V. 0.1% Applied Mexico Holdings, S.A. de C.V
DTS Fluid Power, LLC	Ohio	100% Applied Fluid Power Holdings, LLC
Eads Distribution, LLC	Delaware	92.43% FCX Performance, Inc. 6.16% FCX-Eads Blocker 2 Corp 1.41% FCX-Eads Blocker 1, LLC
ESI Acquisition Corporation (dba Engineered Sales, Inc.)	Ohio	100% Borrower
FCX Group GP, LLC	Delaware	100% Borrower
FCX Group Holdings, LP	Delaware	99.99% Borrower 0.01% FCX Group GP, LLC
FCX Holdings Corp.	Ohio	100% FCX Intermediate Holdings, LLC
FCX Intermediate Holdings, LLC	Delaware	100% FCX Group Holdings, LP
FCX Performance, Inc.	Ohio	100% FCX USA, Inc.
FCX Process Solutions, LLC	Ohio	100% FCX Performance, Inc.
FCX-Eads Blocker 1, LLC	Delaware	100% FCX Performance, Inc.
FCX-Eads Blocker 2 Corp.	Delaware	100% FCX Performance, Inc.
FCX USA, Inc.	Ohio	100% FCX Holdings Corp
FluidTech, LLC	Ohio	100% Applied Fluid Power Holdings, LLC
HUB Industrial Supply, LLC	Ohio	100% Applied Maintenance Supplies & Solutions, LLC
Hughes Machinery Company	Missouri	100% IPS Flow Control Corporation
HydroAir Hughes, LLC	Ohio	100% Applied Fluid Power Holdings, LLC
HyQuip, LLC [Excluded Subsidiary]	Ohio	100% Applied Fluid Power Holdings, LLC
Instrumentation Services, Inc.	Florida	100% FCX Performance, Inc.
Integrated Plant Services, Inc.	Ohio	100% FCX Performance, Inc.
IPS Flow Control Corporation	Ohio	100% FCX Performance, Inc.
Knox Oil Field Supply, Inc.	Texas	100% Borrower
North Coast Instruments, Inc.	Ohio	100% FCX Performance, Inc.
Power Plant Equipment Co.	Kansas	100% Hughes Machinery Company
Power Systems, LLC	Ohio	100% Applied Fluid Power Holdings, LLC
Process Control Services, Inc.	Michigan	100% FCX Performance, Inc.
Pump Energy, Inc.	Delaware	100% FCX Performance, Inc.
Pump Pro’s, Inc.	Ohio	100% FCX Performance, Inc.
R.L. Stone Company, Inc.	New York	100% FCX Performance, Inc.
Rafael Benitez Carrillo, Inc.	Puerto Rico	100% Borrower
Rodensa Mexico S.A. de C.V.	Mexico	99% Applied Mexico Holdings, S.A. de C.V 1% Applied Mexico, S.A. de C.V.
S. G. Morris Co., LLC	Ohio	100% Applied Fluid Power Holdings, LLC
Seals Unlimited (1976) Incorporated	Ontario	100% Seals Unlimited Holding Co., Inc.
Seals Unlimited Holding Co., Inc.	Ontario	100% Applied Industrial Technologies, LP
Sentinel Fluid Controls, LLC [Excluded Subsidiary]	Ohio	100% Borrower
Spencer Fluid Power, Inc.	Ohio	100% Borrower

Texas Oilpatch Services, LLC [Excluded Subsidiary]	Ohio	100% Borrower
VYCMEX Mexico, S.A. de C.V.	Mexico	99.9% Bearings Pan American, Inc. 0.1% Applied Mexico Holdings, S.A. de C.V.

SCHEDULE 6.4

LITIGATION AND ADMINISTRATIVE PROCEEDINGS

None.

SCHEDULE 6.10

EMPLOYEE BENEFIT PLANS

Applied Industrial Technologies, Inc. Retirement Plan (PN: 003)

Detroit Ball Bearing Company Union Employees’ Retirement Plan (PN: 001)

Applied Industrial Technologies Life, AD&D & Disability Plan   Plan 502

Applied Industrial Technologies Comprehensive Health Care Plan   Plan 503

FCX Performance Inc. 401(k) Savings Plan, administered by Fidelity Investments

The Eads Company 401(k) Employee Savings Plan administered by John Hancock Retirement Plan Services

FCX Performance Accident, Hospitalization and Critical Illness Plans, administered by Aetna

FCX Performance Health, Vision and Dental Flexible Benefit Plans, administered by UMR

FCX Performance Pharmacy Plan administered by CVS/Caremark

FCX Performance Group Life and Accidental Death and Dismemberment Plan, administered by Aetna

FCX Performance Teladoc Program administered by Teladoc/UMR

FCX Performance Short and Long Term Disability Plans, administered by Aetna

Basin Engine & Pump Company Flexible Benefit Plan is managed by Blue Cross/Blue Shield of Texas

Basin Engine & Pump Simple IRA

SCHEDULE 6.15

MATERIAL AGREEMENTS

$220,000,000 Private Shelf Agreement, dated as of November 27, 1996, between Applied Industrial Technologies, Inc. and Prudential Investment Management, Inc. (as assignee of The Prudential Insurance Company of America), as amended through January 31, 2018. Currently outstanding under this facility: (a) 3.19% Series C Senior Notes due July 1, 2022 in the aggregate amount of $120,000,000 (July 1, 2014), and (b) 3.21% Series D Senior Notes due October 31, 2023 in the aggregate amount of $50,000,000 (October 30, 2014).

EXHIBIT A
FORM OF
REVOLVING CREDIT NOTE
$___________                                Cleveland, Ohio
___________ ___, 20__
FOR VALUE RECEIVED, the undersigned, APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (the “Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of _________ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

_______________________________ AND 00/100    ................................................................DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to the Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States.

As used herein, “Credit Agreement” means the Credit Agreement dated as of January 31, 2018, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT B
FORM OF
SWING LINE NOTE

$25,000,000                                    Cleveland, Ohio
_____________ ___, 20__

FOR VALUE RECEIVED, the undersigned, APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (the “Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (“Swing Line Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

TWENTY-FIVE MILLION AND 00/100.......................................................................DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to the Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Credit Agreement dated as of January 31, 2018, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time, and the payments of principal and interest thereon, shall be shown on the records of the Swing Line Lender by such method as the Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is the Swing Line Note referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT C
FORM OF
TERM NOTE
$____________                                Cleveland, Ohio
___________ ___, 20__
FOR VALUE RECEIVED, the undersigned, APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (the “Borrower”), promises to pay to the order of _________ (“Lender”) at the main office of KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent, as hereinafter defined, 127 Public Square, Cleveland, Ohio 44114‑1306 the principal sum of

_______________________________ AND 00/100.....................................................DOLLARS

in lawful money of the United States in consecutive principal payments as set forth in the Credit Agreement (as hereinafter defined).

As used herein, “Credit Agreement” means the Credit Agreement dated as of January 31, 2018, among the Borrower, the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”), as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of the Term Loan from time to time outstanding, from the date of the Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.4(c) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.4(c); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon, and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of the Borrower under this Note or the Credit Agreement.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

This Note is one of the Term Notes referred to in the Credit Agreement and is entitled to the benefits thereof. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

JURY TRIAL WAIVER. THE BORROWER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS NOTE OR ANY OTHER NOTE OR INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT D
FORM OF
NOTICE OF LOAN

_______________________, 20____

KeyBank National Association, as the Administrative Agent
127 Public Square
Cleveland, Ohio 44114-0616
Attention: Institutional Bank

Ladies and Gentlemen:

The undersigned, APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (the “Borrower”), refers to the Credit Agreement, dated as of January 31, 2018 (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, and KEYBANK NATIONAL ASSOCIATION, as the administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, pursuant to Section 2.6 of the Credit Agreement that the Borrower hereby requests [a Loan (the “Proposed Loan”)][an interest change with respect to a portion of a Term Loan (the “Term Loan Interest Change”)], and in connection therewith sets forth below the information relating to the [Proposed Loan][Term Loan Interest Change] as required by Section 2.6 of the Credit Agreement:

(a)	The Business Day of the [Proposed Loan][Term Loan Interest Change] is __________, 20__.

(b)	The amount of the [Proposed Loan][Term Loan Interest Change] is $_______________.

(c)    The [Proposed Loan is to be][Term Loan Interest Change is for]:
a Revolving Loan ____ / the Term Loan ___.
(Check one.)

(d)	The [Proposed Loan][Term Loan Interest Change] is to be a Base Rate Loan ___/ Eurodollar Loan ___ / Swing Loan_____.
(Check one.)

(e)	If the [Proposed Loan][Term Loan Interest Change] is a Eurodollar Loan, the Interest Period requested is one month ___, two months ___, three months ___, six months ____.
(Check one.)

The undersigned hereby certifies on behalf of the Borrower that the following statements are true on the date hereof, and will be true on the date of the [Proposed Loan][Term Loan Interest Change]:

(i)    the representations and warranties contained in each Loan Document are correct, before and after giving effect to the [Proposed Loan][Term Loan Interest Change] and the application of the proceeds therefrom, as though made on and as of such date;

(ii)    no event has occurred and is continuing, or would result from such [Proposed Loan][Term Loan Interest Change], or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii)    the conditions set forth in Section 2.6 and Article IV of the Credit Agreement have been satisfied.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT E
FORM OF
COMPLIANCE CERTIFICATE
For Fiscal Quarter ended ____________________

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)    I am the duly elected President or Chief Financial Officer of Applied Industrial Technologies, Inc., an Ohio corporation (the “Borrower”);

(2)    I am familiar with the terms of that certain Credit Agreement, dated as of January 31, 2018, among the Borrower, the lenders party thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, and KeyBank National Association, as the Administrative Agent (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3)    The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4)    The representations and warranties made by the Borrower contained in each Loan Document are true and correct in all material respects as though made on and as of the date hereof (except for those representations and warranties that relate to a specific date); and

(5)    Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the ___ day of _________, 20___.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. By: Name: Title:

EXHIBIT F
FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 1 Assignor identified in Section 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in Section 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guaranties, and swing loans included in such facilities), and (b) to the extent permitted to be assigned under applicable [law][Law], all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to subpart (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to subparts (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by [the][any] Assignor.

________________________
1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.    Assignor[s]:    ______________________________

______________________________

2.    Assignee[s]:    ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3.    Borrower:    Applied Industrial Technologies, Inc., an Ohio corporation

4.	Administrative Agent: KeyBank National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The $1,030,000,000 Credit Agreement dated as of January 31, 2018 among the Borrower, the Lenders parties thereto, KeyBank National Association, as Administrative Agent.

6.     Assigned Interest[s]:

Assignor[s]	Assignee[s]	Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans [5]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.    Trade Date:    ______________] 6

8.    Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of page intentionally left blank.]

____________________________
5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
6 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR[S] [NAME OF ASSIGNOR] By: Title: [NAME OF ASSIGNOR] By: Title:
ASSIGNEE[S] [NAME OF ASSIGNEE] By: Title: [NAME OF ASSIGNEE] By: Title:
Consented to and Accepted: KEYBANK NATIONAL ASSOCIATION, as Administrative Agent By: Title: Consented to: APPLIED INDUSTRIAL TECHNOLOGIES, INC. By: Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.9 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.3 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.7 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by facsimile or electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of Ohio, without regard to conflicts of laws provisions.

________________________________
7 The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:
“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT G-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of January 31, 2018 (the “Credit Agreement”), among Applied Industrial Technologies, Inc., an Ohio corporation (the “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of January 31, 2018 (the “Credit Agreement”), among Applied Industrial Technologies, Inc., an Ohio corporation (the “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of January 31, 201 (the “Credit Agreement”), among Applied Industrial Technologies, Inc., an Ohio corporation (the “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (B) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT G-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of January 31, 2018 (the “Credit Agreement”), among Applied Industrial Technologies, Inc., an Ohio corporation (the “Borrower”), the Lenders, as defined therein, and KeyBank National Association, as the administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 3.2 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (A) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (B) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]